UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

Filed by Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

TOWER FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by the Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 23, 2010

Dear Fellow Shareholder:

Please accept my personal invitation to attend the Annual Meeting of Shareholders of Tower Financial Corporation, which will be held on Tuesday, May 25, 2010, 5:30 p.m., EDT.

In the lobby of Tower Bank
116 East Berry Street
Fort Wayne, Indiana

Enclosed you will find your proxy statement and proxy voting card, and the 2009 Annual Report to Shareholders. We urge you to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope as promptly as possible, whether or not you plan to attend the meeting.

If your schedule permits you to attend the meeting, you may RSVP to Julie Bobay at 260.427.7000 or you may indicate your attendance plans on the proxy card. We look forward to visiting with you that evening.

Sincerely,

\s\:  Michael D. Cahill

Michael D. Cahill
Chief Executive Officer

TOWER FINANCIAL CORPORATION
116 EAST BERRY STREET
FORT WAYNE, INDIANA 46802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 25, 2010

TO THE SHAREHOLDERS OF
TOWER FINANCIAL CORPORATION

The 2010 Annual Meeting of Shareholders of Tower Financial Corporation will be held in the lobby of Tower Bank & Trust Company, 116 East Berry Street, Fort Wayne, Indiana 46802 on Tuesday, May 25, 2010 at 5:30 p.m., EDT, for the purpose of considering and voting upon the following matters:

1.	To elect four Class I directors whose terms will expire in 2013 or until their respective successors are duly elected and qualified;

2.
To ratify the appointment by the Audit Committee of the Board of Directors of Crowe Horwath, LLP as Tower Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	OTHER BUSINESS. To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Wednesday, March 10, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

We urge you to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope as promptly as possible, so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting. If you attend the meeting, you may revoke your proxy and vote in person. We urge you to vote as soon as possible to ensure that your vote will be properly recorded and counted.

The Company’s Annual Report for the year ended December 31, 2009, is enclosed herewith.

By Order of the Board of Directors,

\s\: Michael D. Cahill

Michael D. Cahill
Chief Executive Officer

Fort Wayne, Indiana
April 23, 2010

This Notice and Proxy Statement are first being sent to shareholders on or about April 23, 2010.

TOWER FINANCIAL CORPORATION
116 EAST BERRY STREET
FORT WAYNE, INDIANA 46802

PROXY STATEMENT
for
Annual Meeting of Shareholders

To be held May 25, 2010

SOLICITATION OF PROXIES, VOTING AND OTHER MATTERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 25, 2010:

The enclosed proxy statement, the notice of annual meeting, a form of proxy, and our 2009 Annual Report to Shareholders are all also available on the internet at the following website:  www.towerbank.net.  In accordance with Securities and Exchange Commission rules, the foregoing website does not use “cookies”, track user moves or gather any personal information.

General

This Proxy Statement and the accompanying proxy is being furnished to shareholders of Tower Financial Corporation (the “Company”) in connection with the solicitation of proxies by our Board of Directors, to be voted at the 2010 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) and at any and all adjournments and postponements thereof.   The Annual Meeting will be held on Tuesday, May 25, 2010 at 5:30 p.m., Fort Wayne time, in the lobby of Tower Bank & Trust Company, 116 East Berry Street, Fort Wayne, Indiana 46802. The executive offices of the Company are located at, and the mailing address of the Company is, 116 East Berry Street, Fort Wayne, Indiana 46802.

When the accompanying proxy is properly executed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon.

Record Date and Outstanding Shares

Only shareholders of record at the close of business on March 10, 2010 will be entitled to notice of and to vote at the 2010 Annual Meeting or at any adjournment or postponement thereof. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote, either present in person or represented by proxy, may adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. As of that Record Date, we had 4,094,432 shares of common stock outstanding, each of which is entitled to one vote on each matter to be acted on at the Annual Meeting. There is no cumulative voting.

The presence, in person or by proxy, of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Shares held of record for you by a bank or broker that are voted on any matter will be included in determining whether there is a quorum.

This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about April 23, 2010. The Company’s Annual Report to Shareholders for 2009 is enclosed herewith but does not constitute any part of these proxy solicitation materials.

Information About the Annual Meeting and Voting

Revocation of Proxies

If you execute and return the enclosed proxy, you may still revoke your proxy and change your vote at any time before its exercise at the Annual Meeting. If you execute and deliver more than one proxy, the proxy having the latest date will revoke any earlier proxies. You may revoke your proxy by giving written notice of revocation to the Company addressed to Richard R. Sawyer, Chief Financial Officer, 116 East Berry Street, Fort Wayne, Indiana 46802. No such revocation shall be effective, however, unless such notice of revocation is received by the Company at or prior to the Annual Meeting. If you vote by proxy but attend the Annual Meeting, you will be given the opportunity to revoke your proxy at that time and vote in person. Unless revoked, your proxy will be voted at the Annual Meeting in accordance with your instructions. If you are a shareholder whose shares are not registered in your own name, you will need written authorization from your record holder to vote in person at the Annual Meeting.

Voting Instructions

With respect to shares you hold in your own name, if you do not provide contrary instructions in your proxy, your shares will be voted FOR Proposal 1 (the election as directors of all nominees listed under “Election of Directors”); FOR Proposal 2 (the “Ratification of Engagement of Outside Accountants”); and FOR discretionary authority to vote on any other matter to properly come before the meeting.

With respect to your shares that are held in “street name” (i.e., by a bank or brokerage firm), your bank or brokerage firm is the record owner of your shares and, as such, is required to vote your shares in accordance with your instructions. In order to vote these shares, however, you will need to follow your bank’s or brokerage firm’s voting directions. If you do not provide your voting instructions, then, under current New York Stock Exchange rules, your bank or broker will not be able to vote on Proposal 1 (the election of directors) because that is considered to be a “non-discretionary” matter, although they would be able to vote on Proposal 2 (ratification of outside accounting firm), with respect to which the bank or brokerage firm is entitled to exercise its voting  is “discretion.” This means that, with respect to the election of directors, if your bank or brokerage firm is the record owner of your shares, and if they have not received your voting instructions regarding that matter, they will not vote on Proposal 1. These “broker non-votes” will then simply not be considered, including in determining the number of votes necessary for approval.

In connection with the election of directors (Proposal 1), you may vote “FOR” all of the director nominees or your vote may be “WITHHELD” from one or more nominees. For all other proposals, you may vote “FOR” or “ABSTAIN.” Directors will be elected by a “plurality” of the votes actually cast. Thus, for this Annual Meeting, those nominees for election as directors receiving the four highest number of votes will be elected, regardless of the number of votes which for any reason (including abstentions, broker non-votes or withheld votes) are not cast for the election of such nominees. Abstentions will be included in vote totals and, as such, will have no effect on Proposal 1, other than reducing the number of votes a candidate receives. Abstentions, however, will have the same effect as a vote against Proposals 2 and 3, which require the affirmative vote of a majority of the total number of outstanding shares entitled to vote.

If you own shares through the Tower Financial Corporation 401(k) Plan, your proxy will also serve as a voting instruction for Tower Bank & Trust Company, the administrator of the Plan, with respect to shares of Tower Financial Corporation common stock attributable to your 401(k) account as of the record date.

You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering your completed proxy card or by casting a ballot if you attend the Annual Meeting).

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give your voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. EDT on Monday, May 24, 2010.

Other Matters

The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

The entire cost of printing, assembling and mailing the Annual Report, this notice and this Proxy Statement, as well as soliciting proxies and the cost of forwarding solicitation materials to the beneficial owners of shares will be borne by the Company. Proxies may be solicited by mail, facsimile, e-mail and personal contacts. Directors, officers, or regular employees of the Company or its subsidiaries may also solicit proxies without additional compensation but may be reimbursed for out-of-pocket expenses.

Voting Results

An automated system administered by our transfer agent tabulates the votes cast by proxy, and we will adjust these totals for and hand tabulate the votes cast in person at the Annual Meeting. We will report the voting results on an SEC-prescribed Current Report on Form 8-K, which is required to be filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Householding

Some banks, brokers and other record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Shareholders may have been sent to your household, even though multiple shareholders may reside there. We will promptly deliver a separate copy of either document to you if you contact us at the following address, telephone number or e-mail address: Tower Financial Corporation, 116 East Berry Street, Fort Wayne, Indiana 46802, telephone: 260-427-7000 or via e-mail at customer.care@towerbank.net. If you want to receive separate copies of the proxy statement or Annual Report to Shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address, telephone number or e-mail address.

GOVERNANCE OF THE COMPANY

Corporate Governance Policy

Our business affairs are managed under the direction of our Board of Directors in accordance with the Indiana Business Corporation Law and our Articles of Incorporation and Bylaws. The role of our Board of Directors is to effectively govern the affairs of our Company for the benefit of our shareholders and other constituencies. The Board strives to ensure the success and continuity of our Company and its mission through the election and appointment of qualified management. It is also responsible for ensuring that Tower Financial Corporation’s activities are conducted in a responsible and ethical manner. We are committed to the maintenance of sound corporate governance principles.

We operate under corporate governance principles and practices that are reflected in written Corporate Governance Guidelines and in a written Charter for our Nominating and Corporate Governance Committee, both of which are available on our website at www.towerbank.net. These include the following principles:

•
A majority (although currently 75%) of our directors and all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are required to meet the independence requirements of the Marketplace Rules of the Nasdaq Stock Market.

•	The Board and each Board committee have the authority to engage independent legal, financial or other advisors as they deem necessary, at our expense.

•	Non-employee directors meet in executive session at least three times annually.

•	Our Board and Board committees conduct an annual self-evaluation.

•	Our Board reviews succession planning at least annually.

•	Directors have free access to our officers and employees.

•	Our independent directors utilize input from the Nominating and Corporate Governance Committee and from the Compensation Committee to conduct an annual review of our CEO’s performance.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee during 2009 were Kathryn D. Callen, Robert N. Taylor, and Irene A. Walters. Irene A. Walters serves as the Chair of this Committee. Robert N. Taylor was appointed to the committee at the January committee meeting, to replace R.V. Prasad Mantravadi, who resigned from the board effective December 31, 2008.  Each of the Nominating and Corporate Governance Committee members is “independent,” as such term is defined the Marketplace Rules of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board concerning the organization, size and composition of our Board of Directors and its three standing committees; identifying individuals qualified to become as well as to continue to serve as Board members and committee members, consistent with criteria approved by the Board and reflected in the Committee’s Charter; recommending to the Board the persons to be nominated by the Board for election as directors at the Annual Meeting of Shareholders or for appointment to fill vacancies; recommending appointments to and the Chairs of the three standing committees; developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and Board members. The Committee’s responsibilities also include oversight of the Board’s annual review of succession planning with respect to senior executives. The Nominating and Corporate Governance Committee also drafts, administers and oversees a Code of Conduct for the Company’s directors and senior officers, as well as a Company-wide Code of Ethics.

The Company’s Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s website at www.towerbank.net and is periodically reviewed by the Committee members of the Nominating and Corporate Governance Committee. The Committee identifies potential nominees for membership on the Board, taking into account such factors, among others, as education, areas of expertise or specific skills, general business acumen, the nominee’s ability to represent all shareholders without a conflict of interest, the nominee’s ability to work in and promote a productive environment, an established record of personal achievement and independent thought, and geographic, occupational, gender, race and age diversity. All such nominees and all incumbent nominees are then evaluated on the basis of these criteria, as well as their willingness to devote sufficient time to carrying out his or her duties and responsibilities to the Board and its committees. Generally, the members of the Nominating and Corporate Governance Committee will first consider current Board members for re-nomination, to the extent they have determined that these persons, through their prior performance, have demonstrated that they meet the applicable criteria and have developed a valuable in-depth knowledge of the Company, its history, its strengths and weaknesses, and its goals and objectives.

The Nominating and Corporate Governance Committee held three meetings during 2009.  All committee members were attendance for these meetings.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. In order to provide the Nominating and Corporate Governance Committee sufficient time to evaluate candidates, shareholders desiring to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send such recommendation to the Secretary of the Company, 116 East Berry Street, Fort Wayne, Indiana 46802, no later than December 15, 2010, who will forward it to the Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements, a summary of which is provided in this proxy statement under “Shareholders’ Proposals for 2011 Annual Meeting.”

During 2009, the Board of Directors met six times. During 2009, each of our directors, except five, attended 75% or more of the total number of meetings of the Board and the committees of which each such director was a member during the period of time in which he or she served on such committees.  Scott A. Glaze, Jerome F. Henry, Jr., Charles J. Surack, and Willliam G. Niezer attended 67% of the total meetings of the Board during 2009 and John V. Tippmann, Sr, attended 50% of the total meetings of the Board in 2009.  Mr. Tippmann does not serve on any committees.  All of the Company’s eleven directors who served as independent directors during 2009 attended the Company’s 2009 Annual Meeting of Shareholders.

In addition to its Nominating and Corporate Governance Committee, we have two other standing committees, an Audit Committee and a Compensation Committee. Each of these committees has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually.

Audit Committee

The current members of the Audit Committee are Keith E. Busse, Kathryn D. Callen, Jerome F. Henry, Jr., and William G. Niezer, who is the Chair of the Audit Committee. The Board of Directors and the Audit Committee believe that each current Audit Committee member is “financially literate,” in that each of them has financial management expertise as required by law. The Board and the Audit Committee, however, have formally designated Keith E. Busse as the “audit committee financial expert.” All Audit Committee members are “independent” as that term is defined by Nasdaq Stock Market rules and Section 10A(m)(3) of the Securities Exchange Act of 1934. None of the members of the Audit Committee serves on the Audit Committees of more than two other public companies.

The Audit Committee met eight times during 2009 and all members of the Audit Committee attended at least 75% of the Audit Committee meetings. The responsibilities of our Audit Committee and its activities during 2009 are described in the Report of the Audit Committee set forth beginning at page 36 of this Proxy Statement.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.towerbank.net.

Compensation Committee

The current members of the Compensation Committee are Debra A. Niezer, Robert N. Taylor, and Joseph D. Ruffolo. Michael S. Gouloff served as the Chair of the Compensation Committee during 2009 until his resignation from the Board of Directors on December 11, 2009.  Robert N. Taylor was chosen by the board to replace Mr. Gouloff on the committee effective January 1, 2010.  Mr. Ruffolo was appointed to serve as Chair of the Compensation Committee in 2010.  The Board of Directors has determined that each of the Compensation Committee members is “independent,” as such term is defined by Nasdaq Stock Market rules.  The Compensation Committee evaluates and approves the compensation of our President, Chief Executive Officer and other Named Executive Officers and certain other senior officers. The Committee also makes recommendations to our Board regarding the salaries and bonuses of our other executive officers and the compensation of our directors. The Compensation Committee also oversees the evaluation of management by the Board. The Compensation Committee administers our 1998 Stock Option Plan, our 2001 Stock Option Plan and our Tower Financial Corporation 2006 Equity Incentive Plan.

Our Board of Directors has adopted a written Charter for the Compensation Committee, which it revises from time to time. A copy of our Compensation Committee Charter is available on our website at www.towerbank.net. In addition, the Compensation Committee reviews our Compensation Discussion and Analysis and determines whether it should be included in our Annual Report on Form 10-K or, alternatively, included in this Proxy Statement and incorporated by reference from this Proxy Statement into our Annual Report on Form 10-K. The Compensation Committee’s report is set forth beginning on page 14 of this Proxy Statement.

During 2009, the Compensation Committee held four full committee meetings, and all members of the Compensation Committee attended 75% or more of these meetings. Neither the Chief Executive Officers nor any of the Named Executive Officers were present during Compensation Committee deliberations regarding salaries or benefits.

Compensation Committee Interlocks and Insider Participation

No officer or employee or former officer of the Company or any of its subsidiaries served as a member of the Compensation Committee during 2009. Moreover, during 2009 (a) no executive officer of the Company served on the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, and (b) no executive officer of the Company served as a director of another entity, one of whose executive officers served on our Compensation Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Under our bylaws, the Board of Directors is to be comprised of thirteen members. Our Articles of Incorporation provide that the directors are to be divided into three classes: Class I, Class II and Class III. Each director in each class serves a three year term, with one class being elected at each Annual Meeting. Class I currently consists of five directors (with terms expiring in 2010), Class II consists of four directors (with terms expiring in 2012) and Class III consists of five directors (with terms expiring in 2011).

We are nominating four Class I Directors, leaving one Class I vacancy. Each nominee, if elected, will serve a three year term expiring in 2013 or until their respective successor shall have been elected and qualified. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the following persons for reelection as Class I directors, for three year terms:

•	Scott A. Glaze,

•	William G. Niezer,

•	Robert N. Taylor, and

•	John V. Tippmann, Sr.

Each of these four nominees is currently a Class I director, whose term expires in 2010. The fifth Class I director, Charles J. Surack, whose term expires at the Annual Meeting, declined to stand for re-election, but the resulting Class I vacancy will not be filled at the Annual Meeting. The other members of the Board, who are Class II and Class III directors, will continue in office in accordance with their previous elections until the expiration of their respective terms at the 2011 or 2012 Annual Meeting of Shareholders.  The existing Class III vacancy will not be filled at this time.

Nine of the twelve directors {Schenkel, Cahill & Tippmann] of the Company (indicated by asterisk in the following Table of “Information About Directors, Nominees and Executive Officers”) are “independent directors” as defined by the Marketplace Rules of the Nasdaq Stock Market. Our Board of Directors has additionally reviewed all transactions during 2009 with companies in which such directors own any interest, for the purpose of ensuring that such transactions were approved in accordance with our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Parties and, further, for the purpose of determining whether any of such transactions impacted the independence of such directors. For additional discussion of this issue, we refer you to the section on “Related Persons Transactions” beginning on page 37. The Board affirmatively determined that none of such independent directors is an officer or employee of the Company or any of our subsidiaries and none of such persons have any relationships which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the four Class I nominees, unless you withhold authority or, if applicable, your bank or broker fails to vote for or withholds authority to vote for the election of any or all of these nominees. Each of the nominees for election as director has indicated his or her willingness to serve, if elected, but in the event that any nominee at the time of the election is unable to serve or is otherwise unavailable for election, the Board, upon recommendation of the Nominating and Corporate Governance Committee, may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees. At this time, the Board of Directors knows of no reason why any of the nominees would be unwilling or unable to serve, if elected. There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
CLASS I NOMINEES – SCOTT A. GLAZE; WILLIAM G. NIEZER; ROBERT N. TAYLOR;
AND JOHN V. TIPPMANN, SR.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,
ATTRIBUTES AND SKILLS OF THE CLASS I NOMINEES

Class I Nominees – Term to Expire in 2013

Scott A. Glaze
Director Since: 2008
Age: 52

Scott A. Glaze has been employed, for more than twenty-five years, in various management capacities, at Fort Wayne Metals Research Products Corporation, the world's leading manufacturer of specialty wire for the medical device industry. He is currently the Chairman and Chief Executive Officer. Mr. Glaze has broad experience, as an entrepreneur, in organizing and managing various businesses, from commercial real estate to a successful local Irish Pub. Mr. Glaze holds degrees in Engineering and Business from Pursue University and Indiana University. He is a director of the Indiana Chamber of Commerce, the Fort Wayne-Allen County Economic Development Alliance and the Northeast Indiana Corporate Council. He brings to the Board the experience of a seasoned and successful entrepreneur, as well as a keen understanding of the financial needs of small businesses.

William G. Niezer
Director Since: 1998
Age: 59

William G. Niezer has been a Senior Vice President of the Fort Wayne operations of Wells Fargo Insurance Services, a national insurance broker, since 2002, and, since 2007, has been its Managing Director. Prior to that, he served as Managing Director of Acordia of Indiana, LLC, a privately held insurance brokerage which was sold to Wells Fargo. Mr. Niezer is a 1972 graduate of Xavier University. He comes to Tower’s board, and to his service as the chair of Tower’s Audit Committee, with an extensive background and skill in financial analysis, organizational structure, risk assessment and enterprise risk management.

Robert N. Taylor
Director Since: 2008
Age: 56

For the past eight years, Robert N. Taylor has been President and Chief Executive Officer of Do It Best Corp., headquartered in Fort Wayne, Indiana. Do It Best Corp. is a world class, full-line, full-service, member-owned distributor of hardware, lumber and building materials in the home improvement industry, with sales of some $2.5 billion, with more than 4,000 member owners in the United States and 47 countries. In 2010, Mr. Taylor was elected chairman of the board of directors of the national Association of Wholesalers-Distributors, an industry trade group. He holds an undergraduate degree from Randolph Macon College and a degree in business administration from Old Dominion University. Mr. Taylor brings a wealth of experience and success in executive leadership and organizational management to Tower’s Board, as well as financial expertise and oversight.

John V. Tippmann, Sr.
Director Since: 1999
Age: 68

John V. Tippmann, Sr. is Chairman of the Tippmann Group, a position he has held since 1985. The Tippmann Group, through its three subsidiaries, owns and manages nearly 3.6 million square feet of office, commercial and industrial real estate throughout Indiana and elsewhere in the United States. His companies also operate frozen/refrigerated distribution warehouses and specialize in the design and construction of frozen food process and cold storage facilities. Mr. Tippmann’s vast knowledge of the Fort Wayne area real estate market, and the business aspects of the commercial real estate business, provides the Board with expertise regarding this important area of Tower’s lending activities.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,
ATTRIBUTES AND SKILLS OF THE CONTINUING DIRECTORS

Class II Directors – Term to Expire in 2011

Kathryn D. Callen
Director Since: 2001
Age: 54

Kathryn D. Callen  holds a bachelor’s degree in finance from Indiana University and a master’s degree in business from Miami University. From 1987 through 1992 (when it was sold to the predecessor of Chase Bank), Ms. Callen served on the board of directors of Summcorp, a multi-bank holding company. While with Summcorp, she also served as president and as financial and operations principal of its Summcorp Financial Services brokerage subsidiary. Ms. Callen also has had extensive prior experience in the fields of trust operations and credit analysis. She was a mayoral appointee from 1989-1991 to the board of directors of the Fort Wayne Public Transportation Corporation, serving as its board chair from 1990-1991, and also served on the board of the Fort Wayne Parks and Recreation Department from 2000-2004. She is currently a member of the Board of Trustees at the University of Saint Francis (Academic Affairs and Finance Committees), a position she has held since 2001 and, since 2003, has been a trustee of the Canterbury School in Fort Wayne, Indiana. Since 2006, she has also been a member of the board of the Community Foundation of Greater Fort Wayne. Ms. Callen’s service on Tower’s Board and on its Audit Committee brings to these bodies seasoned and professionally trained skills and experience in all aspects of banking and trust operations, as well as financial analysis and experience in operating within a regulated environment.

Jerome F. Henry, Jr.
Director Since: 1999
Age: 59

Jerome F. Henry, Jr. is an entrepreneur who owns, controls or invests in numerous small business enterprises, from existing businesses to start-ups to turnarounds. Since 1970, Mr. Henry has been the owner and president of Midwest Pipe & Steel, Inc., a company specializing in steel sales and service, industrial scrap and steel brokerage. Mr. Henry is also President of Paragon Steel Trading, which sells excess prime, secondary and other grades of flat-rolled steel, and Paragon Tube Corporation, a manufacturer of steel tubing. Each company is headquartered in Fort Wayne. Mr. Henry has strong roots in the Fort Wayne business community and brings valuable experience to the Board regarding the business climate and trends within Tower’s market area. He actively participates in many local business groups and provides Tower with valuable insights with respect to the banking needs of small businesses.

Debra A. Niezer
Director Since: 1998
Age: 54

Debra A. Niezer has been the Chief Operating Officer and Treasurer of AALCO Distributing Company, a beer distributor in Fort Wayne, since January 2002. Prior to that time, beginning in April 1995, Ms. Niezer was Vice President and Assistant Treasurer of AALCO. Ms. Niezer holds degrees in elementary education from St. Mary of the Woods College and from Indiana University. From 1989 to 1995, Ms. Niezer was a Vice President of NBD Bancorp (a predecessor of Chase Bank), with responsibility for its employee benefits programs. She brings an entrepreneur’s managerial insight to the Board, in its efforts to better serve the banking needs of Tower’s predominately small business clientele, and brings valuable experience regarding compensation and benefits policy and planning to her service on tower’s Compensation Committee.

Joseph D. Ruffolo
Director Since: 1998
Age: 68

Joseph D. Ruffolo has been a principal in Ruffolo Benson LLC, a business and financial consulting firm.  In 1993, he retired early from the Norfolk Southern Corporation, where he was a member of its executive management committee.  In 1987, he was appointed chief executive officer of North American Van Lines, which at the time was a subsidiary of PepsiCo, but was subsequently sold to Norfolk Southern.  Ruffolo Benson also manages Main Street Venture Fund, LLC, a venture capital firm, which Mr. Ruffolo founded in 2006.  Mr. Ruffolo holds a bachelor’s degree from the University of Wisconsin (1964). He is a director of Steel Dynamics, Inc., a publicly held steel manufacturing and metallics resources company, where he also serves as a member of its Compensation Committee, a member of its Audit Committee, and its Lead Director. Mr. Ruffolo’s extensive business experience, including experience as both chief operating officer and chief executive officer of a large unit of a publicly traded company, his extensive experience in financial and business analysis as both a venture capital investor and consultant, and his collegial management style and leadership commend his skills and experience to the Board and to the Compensation Committee, for which Mr. Ruffolo serves as Chairman.

Class III Directors – Term to Expire in 2012

Keith E. Busse
Director Since: 1998
Age: 66

Keith E. Busse is the Chairman, Chief Executive Officer and a director of Steel Dynamics, Inc., a publicly held steel manufacturing and metallics resources company, which he co-founded in 1993. Mr. Busse is also a director of Accuride Corporation, a large publicly held manufacturer and supplier of commercial vehicle wheels and other commercial vehicle components, where he also serves on its Audit and Compensation Committees. Prior to 1993, for a period of twenty-one years, Mr. Busse worked for Nucor Corporation in various capacities, including general manager of its Vulcraft subsidiary in St. Joe, Indiana. In 1986, Mr. Busse was appointed by Nucor to be the general manager of and to head the construction and operation of the world’s first flat rolled steel mini-mill utilizing thin slab casting steel technology. Mr. Busse holds an undergraduate degree in accounting from International Business College and a degree in business finance from St. Francis College (now the University of St. Francis). He also holds a master’s degree in business administration from Indiana University. Mr. Busse was named Steelmaker of the Year in 2005 by the Association of Iron and Steel Technology and was named by Business Week Magazine as one of the Top 10 entrepreneurs in the United States. Mr. Busse brings to the board and to his Board Chairmanship, as well as to his Audit Committee service, a rare array of skills, training and experience in financial analysis, leadership, innovation, entrepreneurship and successful business enterprise.

Michael D. Cahill
Director Since: 2007
Age: 49

Michael D. Cahill is the Chief Executive Officer of both the Company and the Bank.  He has been an Executive Vice President of the Company since November 2004, and was Chief Operating Officer of the Company from October 2006 through July 2008 when he was named Chief Executive Officer. Mr. Cahill has also served as the Chief Executive Officer and President of our subsidiary, Tower Bank and Trust since October 2006. From June 2004 to April 2007, Mr. Cahill served as Chief Financial Officer of the Company.  From 2001 until joining the Bank, Mr. Cahill served as Chief Financial Officer for Physicians Health Plan of Northern Indiana.  Prior to 2001, he served as Chief Financial Officer for CB Richard Ellis/Sturges. Mr. Cahill’s financial skills and background, his other, non-bank-related business experience, his studied, analytical and comprehensive planning methodology and his demonstrated executive leadership qualities make his presence on the Board, as a management director, invaluable.

Donald F. Schenkel
Director Since: 1998
Age: 68

Donald F. Schenkel served as Chairman of the  Board and President and Chief Executive Officer of the Company and of Tower Bank, from its inception in 1998 until July 2008, at which he relinquished the position of President and Chief Executive Officer and remained as Board Chairman only. In December 2008, Mr. Schenkel retired as Board Chairman but has retained his position as a Class III director of the Company and the Bank. Mr. Schenkel’s vast banking experience of over thirty-five years, including services as First Vice President of NBD Bank, a predecessor of Chase Bank, as well as its Division Head of Retail Banking and Private Banking, provides the Board with valuable experience in the business of banking and in operating within a regulated environment.

Irene A. Walters
Director Since: 1998
Age: 67

Irene A. Walters, since 1995, has been the Executive Director of University Relations and Communications at Indiana University-Purdue University Fort Wayne.  Prior to that, from 1987-1995, she was employed by the City of Fort Wayne as Executive Director of the City’s 1994 Bicentennial Celebration Council, with overall responsibility to plan, coordinate and execute the dozens of city-wide events and projects related to that event. From 1997-2000, Ms. Walters was also appointed as Co-Chair of Fort Wayne’s Millennium Celebration programs and events, and, during 1997-1998 also led Fort Wayne’s successful efforts to be named an All-America City (1998) by the National Civic League. Ms. Walters holds a bachelor of arts degree from the University of Michigan and Boston University. As a community volunteer, she has been president of, has led annual operating or capital fund drives for, or has chaired more than a dozen local not-for-profit organizations, including United Way of Allen County, American Cancer Society, Downtown Fort Wayne Rotary, YWCA, Invent Tomorrow (Comprehensive Community Visioning) and Francine’s Friends (Cancer Screening), and has served on the boards of dozens of other agencies or groups, such as the Fort Wayne Redevelopment Authority, the Fort Wayne and Allen County Convention and Visitor’s Bureau, Friends of the Rivers, and Leadership Fort Wayne. Ms. Walters’ broad community involvement, in multiple leadership capacities, brings to the Board a comprehensive link to and understanding of the community which Tower serves.

Ms. Niezer is the sister-in-law of Mr. Niezer. There are no other family relationships among the directors and executive officers of the Company.

SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS
AND CERTAIN BENEFICIAL OWNERS

The following tables provide information regarding the beneficial ownership of Tower Financial Corporation’s common stock by all directors, each executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and other persons who are known to Tower to be the owners of more than five percent of Tower’s outstanding common stock.

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of any shares of common stock over which that person has sole or shared voting or investment power, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. This includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or share voting or investment power.

Executive Officers and Directors

	Shares Owned as of March 10, 2010

Name	Sole Voting and Investment Power		Shared Voting and Investment Power		Shares Subject to Options	Restricted Shares	Total Beneficial Ownership	Percent of Class (%) (1)
Wendell L. Bontrager	9,736	(2)	-		10,000	2,125	21,861	*

Keith E. Busse	347,956	(3)	22,000	(4)	-	-	369,956	8.38%

Michael D. Cahill	8,967	(5)	-		18,125	-	27,092	*

Kathryn D. Callen	14,503	(6)	5,500	(7)	-	-	20,003	*

Scott A. Glaze	18,113	(8)	-		-	-	18,113	*

Jerome F. Henry, Jr.	306,391	(9)	-		-	-	306,391	6.94%

Debra A. Niezer	7,291		2,465	(10)	-	-	9,756	*

William G. Niezer	31,252		1,733	(11)	-	-	32,985	*

Joseph R. Ruffolo	31,493	(12)	28,558	(13)	-	-	60,051	*

Richard R. Sawyer	2,214	(14)	250	(15)	-	1,500	3,964	*

Donald F. Schenkel	43,710	(16)	-		-	-	43,710	*

Gary D. Shearer	16,839	(17)	-		19,500	1,500	37,839	*

Charles J. Surack	-		-		-	-	-	*

Robert N. Taylor	-		-		-	-	-	*

John V. Tippmann, Jr.	386,652	(18)	-		-	-	386,652	8.76%

Irene A. Walters	5,000		15,000	(19)	-	-	20,000	*

All directors and executive officers as a group (16 persons)	1,230,117		75,506		47,625	5,125	1,358,373	30.78%

*	L ess than 1%
1.
The percentages shown are based on 4,412,823 shares outstanding as of March 10, 2010, plus for each person or group, the number of shares that the person or group has the right to acquire within 60 days pursuant to options granted under the Company’s 1998 and 2001 Stock Option and Incentive Plans, as well as the number of shares that the person or group has the right to convert from preferred shares to common shares.

2.	Includes 7,361 vested shares held in the Company’s 401(k) account.
3.	Includes 83,056 shares of common stock available for conversion from preferred shares.
4.
The Busse Family Investment Company, LLC owns 22,000 shares of the issuer’s common stock.  Mr. Busse disclaims all beneficial interest in such shares, in that he holds neither sole nor shared voting or investment power over such shares, such authority being lodged with a board of managers, not including Mr. Busse.  Such shares are included herin soley because of Mr. Busse’s possible pecuniary interest in a portion of such shares.

5.	Includes 6,417 vested shares held in the Company’s 401(k) account.
6.	Includes 4,153 shares of common stock available for conversion from preferred shares
7.	Shares held by Mrs. Callen’s children.
8.	Includes 16,611 shares of common stock available for conversion from preferred shares
9.	Includes 4,153 shares of common stock available for conversion from preferred shares
10.	Shares held by Mrs. Neizer’s husband and children
11.	Shares held by Mr. Neizer’s wife and children
12.	Includes 12,458 shares of common stock available for conversion from preferred shares
13.
Includes 15,000 shares held by Mr. Ruffolo’s trust account, 1,100 shares held by Mr. Ruffolo’s wife, and 12,458 shares of common stock available for conversion from preferred shares owned by Mr. Ruffolo’s wife.

14.	Includes 1,481 vested shares held in the Company’s 401(k) account
15.	Shares held by Mr. Sawyer’s wife
16.	Includes 4,087 vested shares held in the Company’s 401(k) account and 4,983 shares of common stock available for conversion from preferred shares.
17.	Includes 8,749 vested shares held in the Company’s 401(k) account.
18.	Includes 166,113 shares of common stock available for conversion from preferred shares
19.	Shares held by Mrs. Walter’s husband

Other Principal Shareholders
as of March 10, 2010

Name and Address	Amount of Beneficial Ownership	Percent of Class
Edwin Fraser(+) 195 Marine Street Farmingdale, NY 11735	258,524	5.85%

Louis G. Mohlman (++) 429 East Dupont Road, Suite 120 Fort Wayne, IN 46825	240,599	5.45%

+             Based on Schedule 13G filed with the Securities Exchange Commission by Mr. Fraser. Mr. Fraser resides at 195 Marine Street, Farmingdale, New York 11735. Mr. Fraser has the sole authority to vote 133,090 shares and shared authority to vote 125,434 shares. The shares for which Mr. Fraser has shared voting power include shares beneficially owned by Mr. Fraser’s wife and shares beneficially owned in trusts for members of Mr. Fraser’s family for which Mrs. Fraser is the trustee.

++           Based on Schedule 13G filed with the Securities and Exchange Commission by Mr. Mohlman.  The number of shares beneficially owned, over which Mr. Mohlman has shared power to vote, is an aggregate number based upon the shares held in various discretionary accounts of clients of Mohlman Asset Management, LLC, of which Mr. Mohlman is the Sole Member.  No individual client owns more than five percent of the class.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Code is posted on the Company’s website at www.towerbank.net. The Company intends to disclose any amendments to the Code by posting such amendments on its website. In addition, any waivers of the Code for directors or executive officers of the Company will be disclosed in an SEC filing in a Current Report on Form 8-K.

Shareholder Communications

The Board of Directors of the Company has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Tower Financial Corporation, Board of Directors, c/o Secretary, 116 East Berry Street, Fort Wayne, Indiana 46802. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s principal executive officers, or named executive officers, as well as directors to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of such forms received by us, or written representations from certain reporting persons that no filings were required for those persons, we believe that during 2009 all Section 16 filing requirements by all directors and officers were timely met, except for the following: John V. Tippmann, Sr. filed 2 Form 4’s late, involving a 12,000 share purchase on October 2, 2009 filed 101 days late and a 45,800 share purchase on October 9, 2009 filed 94 days late; Keith E. Busse filed four Form 4’s late, involving a 392 share purchase on November 13, 2009 filed 6 days late, a 100 share purchase on November 16, 2009 filed 5 days late, a 400 share purchase on November 17, 2009 filed 4 days late, and a 5,508 share purchase on November 18, 2009 filed 3 days late; and Jerome F. Henry, Jr, involving a 1,000 share purchase on December 28, 2009 filed 14 days late.

COMPENSATION COMMITTEE REPORT

Tower Financial Corporation’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

The Compensation Committee

Joseph D. Ruffolo, Chair
Debra A. Niezer
Robert N. Taylor

Date:  March 31, 2010

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis may contain statements regarding future individual and company performance targets or goals. We have disclosed these targets or goals in the limited context of Tower Financial Corporation’s compensation programs; and, therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply any such statements to other contexts.

Introduction

The following Compensation Discussion and Analysis, or CD&A, addresses the philosophy, principles, and analysis underlying the compensation decision-making process for our executive officers named in the Summary Compensation table. In addition, this CD&A provides perspective to the data presented in the tables that follow.

The Compensation Committee, or Committee, of our Board of Directors has responsibility for establishing, implementing and continually monitoring our compensation plans, arrangements and programs, as well as ensuring that they adhere to our compensation principles and philosophy. The Committee annually or more frequently evaluates and establishes the compensation of our Chief Executive Officer, our Chief Financial Officer and the Named Executive Officers included in the Summary Compensation table, as well as certain other senior officers and, for risk assessment purposes, all employees involved in bank lending activities. The Committee reviews and approves annual compensation, annual incentive opportunity levels, long-term incentive opportunity levels, any special or supplemental benefits for Named Executive Officers, as well as certain other senior officers, and grants and awards under our compensation plans. The Committee also reviews and approves incentive compensation plans in general and equity-based plans in particular for Named Executive Officers and certain other senior officers, as well as for directors, and recommends such plans to the Board of Directors for ultimate approval.

The following CD&A addresses:

•	our “Compensation Philosophy and Objectives,” beginning on page 15;

•	each component of our compensation program, set forth in the section entitled “Primary Components of Our Compensation Program,” beginning on page 17;

•	an analysis of why we selected each component, including base salaries, short-term incentives and long-term incentives;

•
how we determine base compensation levels, including how we assess the competitiveness of our compensation (see “Use of Outside Consultants: Benchmarking” beginning on page 14); and amounts and formulas for pay (also described with each element of compensation, including base salaries, short-term incentives and long-term incentives); and

•	why and how we establish the underlying bases for the possibility of earning any incentive compensation, as well as the bases for individual incentive awards.

Administration of our Compensation Program

The Compensation Committee

During the major part of 2009, the Compensation Committee was comprised of three members, Michael S. Gouloff, who served as Chair, Joseph D. Ruffolo and Debra A. Niezer. In November of 2009, Mr. Gouloff resigned from the Board of Directors and relinquished his role as Chair of the Compensation Committee, at which time Mr. Ruffolo assumed the role of Committee Chair.  The Board appointed Mr. Robert Taylor to the Committee on January 1, 2010, to fill the vacancy.  Each member meets the “independence” requirements of the rule of Nasdaq Global Market, is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and is an “Outside Director,” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Committee operates under a written charter adopted by the Board, which is available online at www.towerbank.net under the link “Investor Relations, Corporate Overview, Committee Charters.”

Role of Executive Officers in Compensation Decisions

While the Compensation Committee approves, or in some cases, recommends for the approval to our Board of Directors, all aspects of executive compensation, nonetheless, in making its determinations, the Committee seeks input and recommendations from Michael D. Cahill, our Chief Executive Officer, regarding such elements as annual base salary, annual incentive opportunity, long-term incentives, grants and awards of incentive compensation, and any special or supplemental benefits for senior and executive management. Furthermore, the Committee may seek certain information and compensation recommendations directly from our Chairman, from our Chief Financial Officer, from the President/CEO of our Trust subsidiary, and from our Human Resources Department regarding executives on their respective staffs or regarding the Named Executive Officers. The Committee may or may not accept the Chief Executive Officer’s or the other officers’ recommendations, and exercises its discretion in setting, recommending or modifying any awards or adjustments. Neither the Chief Executive Officer, nor any of the Named Executive Officers are involved in the Committee’s deliberations and decision-making process.

Our Chief Executive Officer also provides a self-assessment of his performance to the Committee for review at the end of each year, as well as other executive officer performance summaries and recommendations.  Our Chief Executive Officer, our Chief Financial Officer and our Human Resources Department also from time to time, develop proposals relating to potential changes in compensation programs, for review and action by the Committee.   Our Chief Executive Officer and Director of Human Resources provide the Committee with data necessary to evaluate and implement compensation proposals and programs, and, as necessary, works with outside consultants to provide data and information related to the Committee’s needs and objectives.

Compensation Principles and Philosophy

We believe that we will be best able to attract and retain qualified executive officers within our regional competitive financial services industry by the establishment of a compensation system that is both competitive in the financial services marketplace, when compared to peer companies, and is also internally equitable based upon factors such as Company performance, individual performance, responsibility levels and prior experience.

The main principles of our compensation philosophy include the following:

•	total compensation opportunity should be reasonably comparable to the marketplace for smaller regional banks when our performance achieves or exceeds targeted results;

•
a portion of total direct compensation should consist of variable compensation, grounded, however, in bottom-line profitability and allocated on a pay-for-performance approach that is capable of objective measurement; and

•	additional compensation may occasionally be earned as a result of a more subjective assessment of an executive’s special contribution.

The objectives of our executive compensation program are to:

•	attract, motivate and retain experienced executive officers;

•	enhance individual performance through incentives that are grounded in overall Company profitability and are not measured by the attainment of goals that are unrelated to profitable business activity;

•	align an executive’s incentives, to the extent practicable, with the business unit and company areas most directly impacted by that executive’s leadership and performance;

•	disconnect risk-taking from compensation;

•	increase shareholder value; and

•	improve our overall performance.

We strive to meet these objectives, while attempting to maintain market-competitive pay levels, being careful to make efficient use of our shares as a component of incentive compensation, when appropriate, and ensuring that we have predictable expense recognition.

Use of Outside Consultants: Benchmarking

Current compensation programs are based on the establishment of compensation that aspires to be competitive with the level of compensation paid to peers, not only to attract quality executive talent but also to reduce the likelihood that we lose executive talent – and in turn, actual banking and trust business – to other financial institutions. In making compensation decisions, we review the following factors:

•	Comparison of salary and total compensation against a similarly positioned and situated peer group

•	Comparison of salary and total compensation against positions with similar responsibilities within the Company

•	Comparison with salary and total compensation information obtained in the recruiting and discussion process with current and potential employees

•	Review the ability to replace key staff positions in our market for existing duties along with the relative importance of the role at the Company

The Committee has the authority to hire a compensation consultant and other advisors throughout the year for advice on executive compensation. The Committee has direct access to the consultant for issues that may be related to executive compensation and benefits. In addition to compensation consultants, the Committee has access to outside legal counsel or other experts as needed.

We engaged the services of AMALFI Consulting, LLC during early 2008 to assist us in compiling a representative peer group. This peer group contained twenty publicly traded banks located in the Midwest, with assets at the end of 2007 between $561 million and $1.119 billion. The average size was $780.8 million in assets. Our asset size at the end of 2007 was $706.5 million, $696.5 million at the end of 2008, and $645.4 million at the end of 2009, with an uncharacteristically strong and large Trust subsidiary in comparison with our selected peers. The Committee and Management feel banks of similar asset size offer the best comparison because they usually have a similar number of employees, tend to have like structures, and the senior positions will have similar responsibilities based on job title and function.  We also choose a peer group located within our geographical area to minimize the effects of larger metropolitan areas when cost of living differences could make the data less applicable to our local market. The following is the peer group selected by AMALFI as constituting an appropriate peer group, and the Committee determined that, for 2009, based upon publicly available data for each company, the peer group remained appropriate:

Company	Ticker	Company	Ticker
First Citizens Banc Corp.	FCZA	Ohio Valley Banc Corp.	OVBC
Dearborn Bancorp, Inc.	DEAR	Monroe Bancorp	MROE
Home Federal Bancorp	HOMF	O.A.K. Financial Corporation	OKFC
AmeriServ Financial, Inc.	ASRV	Fidelity Bancorp, Inc.	FSBI
Lincoln Bancorp	LNCB	DCB Financial Corp.	DCBF
Community Bank Shares of Indiana, Inc.	CBIN	Northern States Financial Corporation	NSFC
Farmers & Merchants Bancorp, Inc.	FMAO	Fentura Financial, Inc.	FETM
Farmers National Banc Corp.	FMNB	LCNB Corp.	LCNB
United Bancorp., Inc.	UBMI	Cordorus Valley Bancorp, Inc.	CVLY
IBT Bancorp, Inc.	IRW	Rurban Financial Corp.	RBNF

The AMALFI Consulting, LLC report was prepared solely for the use of our Compensation Committee and contained detailed information on the peer group, including cash compensation, incentive compensation, total cash compensation, long-term incentives and executive benefits. Using our identified peer group, we continue to update data annually using the public information available.  Based on current data, the committee feels the selected peer group is still appropriate.  However, Lincoln Bancorp has been removed due to its acquisition by a larger institution.  Having observed relatively small changes in the data from previous years, we continued to utilize the AMALFI Consulting, LLC report and age the data as appropriate.

Both the Committee and the Board of Directors believe that being cognizant of peer group salary benchmarks are useful starting points from which to assess the adequacy of each component of our compensation program. We do not, however, benchmark to any particular percentile level.  This data, combined with the Committee’s exercise of its own independent judgment, both as to base incentives and overall compensation, enables us to establish compensation that is at the very least marginally competitive with the level of compensation paid to peer companies.

Primary Components of Our Compensation Program

The principal components of our compensation program can include one or more of the following components:

•	Base Salary

•	Performance-Based Cash Incentive Compensation

•	Equity Incentive Compensation

•	Deferred Compensation and other Benefits

Base Salary

Base salary is designed to provide reasonably competitive levels of compensation to our executives, based upon their experience, duties and scope of responsibility. We view base salaries as providing an essential level of compensation that is necessary to recruit and retain qualified executives and because it enables the Committee to employ annual base salary adjustments to reflect an individual’s performance or changed responsibilities.  We aim for total compensation for Messrs. Cahill, Shearer, Bontrager, and Sawyer and other senior officers at or near the 50th percentile level.  Variable pay has not been a large component of our executive compensation program over the past several years for two reasons.  First, annual cash incentives have been relatively small due to the difficult earnings environment and the fact that we believe that variable incentive pay should be based upon Company profitability.  Second, long term incentives have not been a significant part of our compensation package.  In 2010, more focus will be put on the development of long term incentive including equity incentives...

Base salary levels are also important because we generally tie the amount of incentive compensation to an executive’s base compensation – that is, as discussed below under “Performance-Based Incentive Compensation,” incentive compensation is generally denominated as a percent of one’s base salary.

As previously described, we target individual base salaries to reflect competitive levels of salary in our marketplace, while aiming for total compensation for Messrs. Cahill, Shearer, Bontrager, Sawyer and other senior officers to begin at the 50th percentile level with appropriate upward or downward adjustments made to reflect experience level, expertise, and complexity of the role, and of course, individual performance.

Within these guidelines, we annually consider and re-assess the individual’s position, responsibility and duty, as well as experience, qualifications, past performance and future potential are considered as part of the Committee’s performance review process. Adjustments to salary levels are based on the Committee’s assessment of these criteria through review of the following data:

•	market studies provided by AMALFI Consulting, LLC, by the Indiana Bankers Association or by others;

•	proxy data we gather from companies of comparable size and location;

•	summaries of each executive’s total compensation; and

•	individual performance reviews prepared annually by management and further reviewed by the Committee.

On December 17, 2009, the Committee reviewed base salary increases for 2010 and, after holding base salaries steady for 2009, determined that adjustments were warranted for certain executives in 2010. The base salary for Michael D. Cahill, President and Chief Executive Officer and President of Tower Bank & Trust Company, was increased from $180,000 for 2009 to $200,000 for 2010, effective February 1, 2010.  The Committee recognized the fact that Mr. Cahill had not received an increase in his base salary since 2006, even though he had assumed roles of increasing responsibility.  The Committee saw retention of his leadership as key to the Company attaining its profitability goals.   Data from 2008 and 2009 would require that, to be at the 50th percentile level, Mr. Cahill’s base salary would have to be $235,000 annually.  Although the Committee believes that Mr. Cahill’s skills and job performance merits the larger base salary, both the Committee and Mr. Cahill did not feel that the 2010 budget could support such a large increase in Mr. Cahill’s base salary for 2010.  Nonetheless, it is the intent of the Committee to continue to move Mr. Cahill towards a more competitive base salary, if all other metrics support such an adjustment.

The Committee approved a slight increase in the annual salary of Gary D. Shearer, President of Trust subsidiary moving his annual base compensation to $153,000 from the 2009 level of $150,000.  Because the Trust Company is unique amongst our peers, data has been difficult to obtain allowing a true “apples to apples” comparison of salaries.  In 2009, data became available that supported this increase of Mr. Shearer’s base salary, while still remaining at the 50th percentile.

The Committee also evaluated the data for chief financial officer salaries.  Solely at Mr. Sawyer’s request, however, the Committee agreed to maintain his base salary for 2010 at $135,000.

Wendell Bontrager was promoted to Chief Lending Officer in 2008 and moved to his current salary of $135,000 in May of that year.  Upon review of current data, the 50th percentile would reflect an annual base salary of $144,000 for this position.  The Committee recommended a four percent (4%) increase in Mr. Bontrager’s base salary, but gave him the option of taking the increase over the course of the year or receiving the increase as a lump sum in 2010.  Mr. Bontrager chose to take the increase in a lump sum payment of $5,400, thus leaving his annual base salary flat for 2010 at $135,000.

The Committee is fully mindful that a number of the Company’s current senior executive team members are paid salaries that are below the 50th percentile, in large part because of the need to keep expenses as low as practical in the current environment.  And the Committee is appreciative of the dedication, loyalty and commitment to Tower Bank these employees have evidenced by choosing to work here under the circumstances.

Performance-Based Cash Incentive Compensation

The original intent of the 2009 Officer Incentive Plan was to reward Officers of the Bank and the Trust Company on the overall performance of Tower Financial Corporation.  Goals were established, predicated, however, on Tower Financial Corporation’s net income, with secondary consideration given to subsidiary performance metrics (Tower Bank and/or Tower Trust Company, as appropriate) , as well as department performance metrics.  Individual goals were set by the Officer’s direct supervisor to support the attainment of the departmental goals.

The size of the individual award would have been based on the “percent of base salary” classification approved for each officer.  For 2009, the levels were:

Title	Threshold	Target	Maximum
Officer	2.5%	5.0%	7.5%
Assistant Vice President	5.0%	10.0%	15.0%
Vice President	10.0%	15.0%	20.0%
First Vice President	10.0%	20.0%	30.0%
Senior Vice President	15.0%	25.0%	35.0%
Exec. VP and above	15.0%	25.0%	35.0%

Subsidiary Factors were:

Subsidiary Factors (Bank)

Factor (Weight)	Threshold	Target	Maximum
Net Income (40%)	$2.5MM	$2.9MM	$3.35MM
Loans Outstanding (20%)	$565MM	$585MM	$600MM
Core Deposits (20%)	$415MM	$430MM	$445MM
Non-Performing Assets (20%)	$16 MM	$13 MM	$10 MM

Subsidiary Factors (Trust)

Factor (Weight)	Threshold	Target	Maximum
Net Income (50%)	$585MM	$650MM	$715MM
Assets Under Mgmt (25%)	$685MM	$710MM	$735MM
Gross Revenue (25%)	$3.9MM	$4.0MM	$4.1MM

In addition to these parameters, and in order to acknowledge the importance of increasing Net Income performance year over year and balancing that with the need to reward behaviors that impact Net Income, the TOFC Net Income Multiplier was developed to allow management to do both.  Using the following table, TOFC Net Income could be adjusted based on results as compared to 2008 TOFC Net Income of $1.866 million.

TOFC 2009 Net Income v. 2008	Multiplier
Over +25%	1.25
+20% up to + 24.99%	1.15
+15% up to +19.99%	1.00
+5% to +14.9%	.85
+0% to +4.9%	.75
-0% to -4.9%	.50
-5% to -14.9%	.35
-15% or more	.25

As 2009 progressed, it became clear that Tower Financial Corporation would not meet its goals and there would be no payments of incentive compensation for 2009.  The Trust Company however, continued to post record gains in Net Income and Assets Under Management.  Even with these stellar efforts, they were not enough to pull overall TOFC net income to the positive side.  The Trust Company had a minimal impact on TOFC in comparison to the Bank, just due to size alone.  No matter how strong or how poor the Trust Company’s results were, they could not have any significant impact on the bank.  It was this realization that caused the Committee to move forward with recognizing the Trust Company’s strong performance with incentive pay for 2009, while no incentives were paid to the Bank officers under the plan.  It is also what led the Committee and management to consider the Trust Company and the Bank separately in regards to incentive pay going forward.

For 2010, the management developed, and the Committee has approved, a plan based on distributing a portion of Company profits, if any, as incentive to Officers and Non-Officers.  This formula is focused more on bottom line results, which requires that various top-line gains, in combination with sound management of resources and expense control, must translate into profits before a bonus is earned.  This bottom-line focused plan will drive more profit focused behaviors instead of on top-line efforts, which was a less holistic approach to overall Company results and shareholder return.  No longer will singular elements of performance be measured independent of the overall concept of profitability.

Profitability in Tower Bank, subject to change, will be based on meeting a threshold of $3.3 million in earnings (pre-tax; pre-bonus). The committee wanted the plan based on the attainment of progressive profitability pools that satisfy and/or exceed acceptable levels of financial return. Given the turnaround in progress at the bank, along with the continued economic and banking headwinds expected in 2010, the committee desired to incentivize significant movement toward acceptable levels of profitability knowing that the long term acceptable levels of profitability would not be met in 2010. Thus, the threshold level was determined through a thorough examination of the 2010 budget and significant progress toward an acceptable profitability level  If this target is met, a profit sharing pool will be funded with 10% of the pre-tax, and pre-bonus net income of the Bank.  Of the total pool, 85% will be available for allocation to officers, 10% will be set aside for non-officers and 5% will fund a discretionary pool to be set aside to recognize individual efforts above and beyond normal performance expectations.  Any funds not earned or not distributed will revert back to the Bank.  The non-officers’ pool will be split equally among all eligible team members whose performance levels are evaluated as satisfactory.  The officers’ pool will be distributed based on two factors:  salary and officer title.  Using these two factors each officer’s individual percentage of salary is calculated.  This same percentage is then used to determine the maximum amount of the profit sharing pool which they could be awarded.

No payments will be made into the profit sharing pools regardless of any other measures if the earnings target is not attained.

While the plan for Tower Trust Company is similar in philosophy, the profitability targets are different.  The following table shows how a profit pool will be funded:

Pre-tax, Pre-bonus Net Income	Pool Percentage
First $500,000	0%
Next $250,000	10%
Next $250,000	15%
Next $250,000	20%
Next $250,000	25%
Balance over $1,500,000	30%

Similar to the Bank plan, the profit pool will be split, 90% for officers, 5% for non-officers, and 5% for a discretionary pool.  If the previous year’s pre-tax, pre-bonus net income is not exceeded, no pool will be funded.  The concept of only funding a pool if the previous year’s results are exceeded, builds a model in which well-paced, sustainable growth is rewarded.

In addition to shifting the focus of the plan to one that is more results oriented, the Committee, with management’s assistance, is working to close the gap between the amount of incentive based compensation which can be earned by each officer level.  In the past this gap was as much as eight times between officer and Executive Vice President.  The new plan design would close this gap to a level of three times between officer and Executive Vice President levels.  The gap, while less dramatic, is still appropriate and the Committee and management believe there should be some differentiation between levels due to responsibility and decision-making impact. Nonetheless the Committee feels closing this gap serves to promote a team-based approach to Company results and creates a reward system with inherent checks and balances so as not to create a situation where a large bonus potential could lead to excessive risk taking.  The new incentive approach continues to recognize individual performance and the attainment of individual and departmental goals by conditioning 50% of the maximum incentive reward on those elements.  This plan offers a balanced reward opportunity incorporating company profit, individual performance and goal attainment.

Additionally, the Committee and the board approved a separate 2010 incentive plan targeted to a specialized group of three individuals responsible for reducing the bank’s non-performing assets, disposition of foreclosed assets, and improvement of classified loans.  This plan recognizes the tremendous value of reducing the non-performing assets of the Bank.  Turning non-earning assets into earning assets will improve profitability of the Bank.

At December 31, 2009, the Bank had non-performing loans of $18,545,055 and classified assets of $36,289,468.  The specific individuals participating in this plan will earn a bonus amount based on a percentage of collections on non-performing loans and foreclosed assets, as well as upgrades to classified loans.  All bonus amounts are based on the amounts noted above.  A system of checks and balances is built in to the plan creating “tension” in the process so as not to incent the Managed Assets team to shed the assets at any cost.  The CEO and CFO are the final authority on disposal of assets.  The individuals eligible for this plan, while officers, may not participate in both the above reference officers’ profit sharing plan and the Managed Asset plan.

Compensation Policies and Practices as They Relate to Risk Management

Our incentive pay program in effect for 2009, and even more so for 2010, rested upon a foundation of either Company-wide or unit (Bank or Trust Company) profits for each potential award measurement period—that is, no variable incentive-based compensation could be earned unless the underlying activity with respect to which incentive pay could be earned was profitable.  As such, certain top line metrics, such as the mere generation of loans, which carry difficult to assess, ultimate risk inherent in the multi-year administration and ultimate repayment of the loan, are not considered. On the other hand, certain other top line metrics, such as retail deposit generation activities, might be considered.

The Committee, pursuant to its responsibility to engage in a risk assessment analysis of Tower’s compensation policies and practices, as they may relate to Tower’s overall risk management, has determined that none of the Company’s compensation policies or practices, individually or collectively, are reasonably likely to have a material adverse effect on the Company.

Deferred Compensation

We began a Deferred Compensation Plan in January 2002, under which Messrs. Schenkel, Cahill, Shearer, Sawyer, and Bontrager, along with three other employees, became participants. Eligibility for participation in this Plan is at the sole discretion of the Committee.

The Plan allows a participant to elect to defer any portion of his or her current compensation. No participant to date has elected to participate in this voluntary deferral aspect of the Plan. The Plan additionally allows the Committee discretion to award an amount up to 20% of a participant’s incentive bonus, if any, under the Tower Financial Corporation annual incentive plan as deferred compensation. Awards granted by the Committee pursuant to this aspect of the Plan vest in full at the end of the third fiscal year, excluding the year for which the award was granted. For instance, if an award was earned in fiscal year 2009, it would fully vest on December 31, 2012.

No one received a discretionary award from the Committee pursuant to this Plan for 2009 due to economic conditions being experienced by the country and industry, as further detailed in the “Nonqualified Deferred Compensation” Table. The Committee did not make discretionary deferral awards to Mr. Schenkel under this Plan due to the benefits provided to Mr. Schenkel under his Supplemental Executive Retirement Plan, described in further detail under the section entitled “Retirement and Other Benefits.”

The objective of the Deferred Compensation Plan is to build a level of compensation in addition to current salary and incentives that vest over a period of time. This portion of the plan is intended to retain key employees who see this as a long-term benefit that is not fully realized until retirement.

Equity Incentive Compensation

The Committee believes that one of the most effective types of incentive compensation is equity based with long term value realization components.  These types of plans take into account the oftentimes cyclical nature of business.  The use of equity compensation has not been a major factor of the Tower Financial Corporation compensation plans in the past, but going forward the Committee intends to focus more on a plan design with this element which will align management with shareholder value in the future.  We expect integrating management’s long term rewards with shareholders’ long term interests will result in increased earnings.  If the Company rewards earnings we trust the market will reward as well.  During 2010, it is the goal of management and the Committee to have in place an Equity Incentive Plan to complement the current compensation plans.

We have a 1998 Stock Option and Incentive Plan that was adopted by our Board of Directors and approved by shareholders in December 1998. No further options or awards may be granted under the 1998 Stock Option Plan. Under the 1998 Stock Option Plan, however, the Company awarded both incentive and nonstatutory stock options to employees and directors. A maximum of 310,000 shares of our common stock were available for award under the 1998 Stock Option Plan. As of December 31, 2009, options to purchase 16,585 shares of common stock were still outstanding under the 1998 Stock Option Plan and the Plan will remain in effect solely for purposes of administering the remaining outstanding options.  During 2009 options for 60,371 shares of common stock, included in the amount outstanding on December 31, 2009, expired and became forfeited if because they were exercisable at prices in excess of market value and were not exercised.  During 2010, 1,000 shares included in the amount outstanding on December 31, 2009 will expire.

The 2001 Stock Option and Incentive Plan was adopted by our Board of Directors and approved by our shareholders on April 17, 2001. Similar to the 1998 Stock Option Plan, no further options or awards may be granted under the 2001 Stock Option Plan. Under the 2001 Stock Option Plan, the Company awarded both incentive and nonstatutory stock options to employees and directors. The maximum number of shares that could be issued under the 2001 Stock Option Plan was 125,000. As of December 31, 2009, options to purchase 74,819 shares of common stock were still outstanding under the 2001 Stock Option Plan and the Plan will remain in effect solely for purposes of administering the remaining outstanding options.  During 2009 options for 14,900 shares of common stock, included in the amount outstanding on December 31, 2009, expired and became forfeited if because they were exercisable at prices in excess of market value and were not exercised. During 2010, 11,500 shares included in the amount outstanding on December 31, 200 will expire.

The currently operative 2006 Equity Incentive Plan was adopted by the Board of Directors and approved by our shareholders on April 18, 2006. Under the 2006 Equity Incentive Plan, the Company may award incentive stock options (qualified as such under Section 422 of the Internal Revenue Code of 1986, as amended), nonstatutory stock options (sometimes referred to as “non-qualified” stock options not specifically authorized or qualified for favorable federal income tax treatment), restricted stock awards (consisting of shares of common stock that are subject to a substantial risk of forfeiture or vesting, either time based or based on the attainment of certain performance targets), unrestricted stock awards that are free of any vesting or forfeiture restrictions, performance share awards (entitling the recipient to acquire shares of common stock or to vest in shares of common stock upon the attainment of specified performance goals), and stock appreciation rights to employees of the Company and its subsidiaries, as well as directors of the Company and its subsidiaries. Option grants to any non-employee director may only be nonstatutory stock options.

The aggregate number of shares of common stock that may be awarded under the 2006 Equity Incentive Plan is 150,000 shares, subject to adjustment in certain events.

In 2008, 13,500 restricted shares were issued. 2,000 shares each to Messrs. Shearer and Sawyer and 6,000 to other senior officers. These shares vest in equal installments over four years. Should there be a change of control, all unvested shares would immediately vest.

On January 2, 2009, 6,000 restricted shares were awarded to senior officers of the Company, other than any of the NEOs in lieu of raises in 2009. These shares vest ratably every 6 months for a three year period ending December 31, 2011. They immediately vest if there is a change of control. These grants were in recognition of the lower salary levels paid these senior officers in comparison with past periods, significant challenges in the 2008 operating environment, and the freezing of most officers’ salaries in 2009. The value inherent in these awards, if our share price increases, aligns the interest of these officers with those of our shareholders.

The purpose of the 2006 Equity Incentive Plan is to enable the Company to provide our employees with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. We designed the 2006 Equity Incentive Plan to provide us with flexibility to select from among various equity-based compensation methods, so that the Committee, which is empowered to make grants and awards under the Plan, is able to address changing accounting and tax rules as well as corporate governance practices by optimally utilizing stock options, restricted stock, unrestricted stock, stock appreciation rights and performance awards as it deems appropriate.

The Committee has exclusive authority to broadly determine the employees to whom awards will be granted, the timing and manner of the award grants, the number of shares to be subject to any equity award, the purchase or exercise price and medium of payment, vesting provisions and other terms incident to the award or grant. The Committee may also specify in an award that upon the occurrence of a “change in control” of the Company, such award will immediately vest and become fully exercisable, any restrictions on transferability of shares will be waived, and any forfeiture risks or other contingencies will lapse.

The Committee has not issued and will not authorize or issue any stock options or make any equity-based award that is dependent upon the price of the Company’s common shares that incorporates an effective date that is any earlier than the actual date upon which the Committee makes the grant or award.   The purchase price for any shares subject to an option granted under the 2006 Equity Incentive Plan, however, whether incentive stock options or nonstatutory stock options, may not be less than 100% of the fair market value of the shares of our common stock on the date the option is granted. The Plan also prohibits the Committee from repricing or otherwise reducing the exercise price of outstanding options granted under the Plan, or canceling previously granted options and issuing new options to the same optionholder at a lower exercise price, without obtaining shareholder approval.

Unless sooner terminated by our Board of Directors in its sole discretion, the 2006 Equity Incentive Plan will expire on December 31, 2015.

Retirement and Other Benefits

The Company has a Supplemental Executive Retirement Plan, or “SERP,” under which recently retired and former Chairman, Donald F. Schenkel is the sole participant. The SERP was originally entered into in January 2002, was thereafter amended and restated in 2005, modified in 2006 and in 2008 was revised and restated.  The SERP, as revised and restated provided unfunded monthly lifetime retirement benefits to Mr. Schenkel in the “Accrued Benefit” amount of $185,250 per annum ($15,438 per month) should Mr. Schenkel retire at his Normal Retirement Age (Age 70) on July 1, 2011.  The SERP specified a schedule of reduced benefits in the event that Mr. Schenkel retires earlier than at his Normal Retirement Age.

On December 31, 2009, Mr. Schenkel retired, at age 68, and, pursuant to the reduced SERP benefit schedule, will be entitled to receive a monthly Accrued Benefit of $13,062.50 ($156,750 annually). Pursuant to the “delayed payment” requirements of Section 409A of the Internal Revenue Code, however, Mr. Schenkel’s monthly benefit payments for January through June of 2010 will be delayed until July 8, 2010, at which time he will receive a cumulative payment of $78,375.00 in respect of those months. Commencing July 1, 2010, therefore, Mr. Schenkel will begin receiving his monthly SERP benefits of $13,062.50, and these monthly benefits will be payable during his lifetime.

If Mr. Schenkel dies while receiving benefits under the SERP, his surviving spouse will be entitled to a death benefit in a lump sum amount, paid within sixty days of his death, equal to the amount of Tower’s remaining SERP liability on the date of death.  If Mr. Schenkel is not survived by a spouse, no death benefit will be payable.

The accrued SERP liability, adjusted for life expectancy and discount rate assumptions as of December 31, 2009, stood at $1,631,331, and the following table reflects the year-by-year reductions in the applicable SERP liability amounts.

Year	Accrued Liability at End of Year
2009	$ 1,631,331
2010	1,557,508
2011	1,557,508
2012	1,479,760
2013	1,397,880
2014	1,397,880
2015	1,311,648
2016	1,220,833
2017	1,220,833
2018	1,125,190
2019	1,024,464
2020	1,024,464
2021	918,384
2022	918,384
2023	806,665
2024	806,665
2025	806,665
2026	689,008
2027	689,008
2028	565,098
2029	565,098
2030	565,098
2031	434,601
2032	434,601
2033	434,601
2034	434,601
2035	434,601
2036	297,169

In the event of a change of control, while Mr. Schenkel is receiving his SERP payments, he is entitled to a lump sum payment on the 60th day following the change of control in the amount of the remaining SERP liability amount.

A breach of Mr. Schenkel’s non-competition and non-solicitation provisions contained in his employment agreement, described in further detail under the heading entitled “Employment Agreements,” shall result in a forfeiture of rights under the SERP.

Perquisites

The Company provides certain Named Executive Officers with limited perquisites and other personal benefits that the Committee believes to be reasonable and consistent with its overall compensation program. The Committee periodically evaluates these perquisites and personal benefits to assure consistency with the Company’s compensation philosophy and objectives and compliance with applicable law.

Perquisites currently provided to certain executive officers include partial reimbursement for two officers of country club dues, attributable to business use, and a company car, and paid parking for one officer. All eligible employees of the company are provided life insurance at one and a half times salary up to a maximum of $100,000, unless over the age of 65, 70, and 75, then the benefit drops to 30%, 25%, and 15% respectively, of their base salary, not to exceed the maximum.  Additionally, employees are eligible for 401(k) matching. All of the above are described in the “All Other Compensation” table immediately following the “Summary Compensation” Table. All attributed costs of the personal benefits described above for the Named Executive Officers for 2009 are included in column (i) of the “Summary Compensation Table” and in the “All Other Compensation” table.

Employment Agreements

We are party to employment agreements with Messrs. Cahill, Shearer, and Sawyer.   We are party to a Retention Agreement with Mr. Bontrager.

Michael D. Cahill

On November 23, 2009, we entered into a new employment agreement with Michael D. Cahill to serve as our Chief Executive Officer, with a term extending through December 31, 2010.

Under his employment agreement, Mr. Cahill’s base salary was specified as $180,000, but was later increased by the Compensation Committee and approved by the Board to $200,000.  In addition, Mr. Cahill is eligible to earn an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed net income goals in accordance with the Tower Financial Corporation Officer Incentive Plan, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation,” and our 2006 Equity Incentive Plan described in further detail in the section titled preceding “Equity Incentive Compensation.”

The term of Mr. Cahill’s employment agreement may be extended for an additional period to be agreed upon by both parties, on the same terms and conditions, by giving Mr. Cahill timely notice of extension, on or prior to the ninetieth (90th) day prior to the expiration of the term (or any extended term), subject, however, to Mr. Cahill concurrence within thirty days after the notice date. If we do not provide such notice, or if Mr. Cahill does not concur, the contract will terminate on the expiration date.

In the event that we do not elect to extend Mr. Cahill’s contract, he will be entitled to receive, following the expiration of the term or any extended term, a Post-Employment Payment, payable in cash within thirty days of his separation from service, but subject to delayed payment as required by Section 409A of the Internal Revenue Code, equal to nine months of his base salary, along with nine months COBRA coverage paid for by the company. In the event that, even though we gave timely notice to extend the contract, Mr. Cahill declines, he would be entitled, following expiration of the contract, to a Post-Employment Payment, payable in cash within thirty days of his separation from service, but subject to delayed payment as required by Section 409A of the Internal Revenue Code, equal to nine months of his base salary, along with nine months COBRA coverage paid for by the company.

Should we terminate Mr. Cahill’s contract mid-term and without cause, as defined in the contract, then, in addition to immediate vesting of all unvested stock options, if any, or restricted stock, Mr. Cahill would be entitled to receive any earned but unpaid base salary to the date of termination, any earned but unpaid vacation and unreimbursed expenses, and a Severance Amount, payable in cash within thirty days following his separation from service (but subject to any required delayed payment under IRC Section 409A) equal to the greater of (i) his base salary, pro-rated monthly, multiplied by the number of remaining months of the unexpired term, or (ii) twelve months base salary.  A similar Post-Employment Payment would be payable to Mr. Cahill, and the same automatic vesting benefits, in the event that during the contract period, and within three months prior or twelve months after a Change in Control, as defined, his employment is terminated by the Company without Cause.

If we terminate Mr. Cahill’s agreement without “cause,” defined as (i) the commission of an act of malfeasance, dishonesty, fraud or breach of trust resulting in, or intending to result in substantial gain or personal enrichment to which Mr. Cahill is not entitled, (ii) the continued non-performance or breach of any material duty or obligation under the agreement with failure to cure within thirty days of notice, or (iii) the indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude, Mr. Cahill would be entitled to: any earned but unpaid base salary to the date of termination, any earned and unpaid vacation and unreimbursed expenses, twelve (12) months COBRA coverage and in addition, as a severance payment, the greater of (a) Mr. Cahill’s base salary, pro-rated monthly, multiplied by the number of months remaining to the expiration of the employment agreement or (b) twelve (12) months base salary, in either case payable in a lump sum, in cash and without discount within thirty (30) days of termination, or as otherwise required by Section 409A of the Internal Revenue Code and the guidance and regulations thereunder. In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

If we decide not to pursue or fail to come to a mutual agreement with Mr. Cahill regarding a new contract by September 1, 2010, which results in Mr. Cahill’s termination without cause, Mr. Cahill will be entitled to receive an amount equal to nine (9) months’ salary, payable in a lump sum, in cash and without discount within thirty (30) days of his termination date or as otherwise required by Section 409A of the Internal Review Code and the guidance and regulations thereunder. In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

During the term of employment and for a period of twelve months following termination, Mr. Cahill agrees not to compete within a fifty mile radius around the City of Fort Wayne, Indiana or any other community outside of Fort Wayne, Indiana in which we or any of our subsidiaries have a banking or other business office location. Mr. Cahill has also agreed, for the same period of time, not to solicit our existing employees or our existing or prospective customers.

In the event of a change of control and if: (i) Mr. Cahill agrees to continue his duties for a period not to exceed 135 days following the change of control, Mr. Cahill is entitled to, in addition to and not in lieu of payments and benefits Mr. Cahill may otherwise be entitled to under the agreement, (a) continued payments of base salary for an additional period of 18 months and (b) shortened non-compete and non-solicitation periods; (ii) Mr. Cahill is terminated, Mr. Cahill is entitled to shortened non-compete and non-solicitation periods; or (iii) Mr. Cahill has executed a new employment agreement to replace or succeed the current agreement, Mr. Cahill will be entitled to elect to be governed by the terms of the severance benefits under the new agreement or elect to be governed by the terms of the existing severance benefits in which case he will receive shortened non-competition and non-solicitation periods and continued base salary for an additional period of twelve months following termination.

Gary D. Shearer

On April 25, 2002, we entered into an employment agreement with Gary D. Shearer to serve as Senior Vice President of our Company. Since that time, Mr. Shearer has been promoted to President and Chief Executive Officer of our subsidiary, Tower Trust Company. The initial term of Mr. Shearer’s agreement was for a period of two years, expiring April 25, 2004. The agreement is subject to, and is currently operating under, successive two-year automatic renewals. The Compensation Committee as well as the full Board of Directors previously approved the renewal of Mr. Shearer’s contract.  The current term of his contract expires April 24, 2012. Mr. Shearer’s current annual salary is $153,000, subject to annual review by the Compensation Committee and approval by the Board. In addition, Mr. Shearer is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed net income goals in accordance with the Tower Trust Company Profit Sharing Plan for 2010, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation” and the 2006 Equity Incentive Plan described in further detail in the section titled “Equity Incentive Compensation.”

If Mr. Shearer’s employment agreement is terminated due to death or permanent disability, Mr. Shearer, or his estate, is entitled to a sum equal to one month’s salary. If Mr. Shearer is terminated (i) by us without “cause,” defined as (a) a violation of a material Company policy or failure to perform any of the material duties or obligations under the employment agreement with a failure to cure same within thirty days of notice, or (b) upon any dishonesty or any kind of willful misconduct including, but not limited to, theft of, or other unauthorized personal use of Company funds with a failure to cure same within ten days of notice, (ii) at Mr. Shearer’s option upon our material breach of the employment agreement, or for “good cause,” defined as (a) without Mr. Shearer’s express consent, the assignment of duties or responsibilities inconsistent with Mr. Shearer’s position or a material change in his reporting responsibilities, titles or offices, with a failure to cure same within thirty days of notice, or (iii) by us upon notice of intent not to renew, Mr. Shearer is entitled to a sum equal to two years’ salary. Mr. Shearer is also entitled to a sum equal to two years’ salary if we fail to obtain agreement from a successor to assume or agree to perform our obligations under this agreement.

During the term of employment and for a period of two years following termination, Mr. Shearer agrees not to compete within a fifty mile radius around the City of Fort Wayne, Indiana and furthermore agrees not to solicit our existing employees or our existing or prospective customers.

If within four months before or twenty-four months and one day after a change of control, we terminate Mr. Shearer other than for cause or for reason of death or permanent disability, Mr. Shearer is entitled to receive a sum equal to two years’ salary plus an amount equal to two times his average bonus (calculated as an average of his three prior years’ bonus payments).

Richard R. Sawyer

On September 18, 2009, we entered into a new employment agreement with Richard R. Sawyer, effective November 27, 2009 and extending through December 31, 2011, to serve as our Executive Vice President, Chief Financial Officer and Secretary. Mr. Sawyer’s current annual salary is $135,000 subject to annual review by the Compensation Committee and approval by the Board. In addition, Mr. Sawyer is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed return on equity, asset quality and deposit goals in accordance with the Tower Bank 2010 Profit Sharing Plan, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation” and the 2006 Equity Incentive Plan described in further detail in the section titled preceding “Equity Incentive Compensation.”

If we provide notice prior to August 27, 2011 that Mr. Sawyer’s agreement will not be extended for an additional two-year term, if we fail to come to a mutual agreement on extension with Mr. Sawyer, or if Mr. Sawyer’s agreement is terminated without “cause,” defined as (i) the commission of an act of malfeasance, dishonesty, fraud or breach of trust resulting in, or intending to result in substantial gain or personal enrichment to which Mr. Sawyer is not entitled, (ii) the continued non-performance or breach of any material duty or obligation under the agreement with failure to cure within thirty days of notice, or (iii) the indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude, Mr. Sawyer will be entitled to any earned but unpaid base salary to the date of termination, any earned and unpaid vacation and unreimbursed expenses and in addition, as a severance payment, the greater of (a) Mr. Sawyer’s base salary, pro-rated monthly, multiplied by the number of months remaining to the expiration of the employment agreement or (b) twelve (12) months base salary, in either case payable in a lump sum, in cash and without discount within thirty (30) days of termination, subject in all event to the requirements of Section 409A of the Internal Revenue Code and the guidance and regulations thereunder for such payments.  In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

During the term of employment and for a period of twelve months following termination, Mr. Sawyer agrees not to solicit our existing employees or our existing or prospective customers.

In the event of a change of control and: (i) if Mr. Sawyer’s responsibilities are substantially reduced or changed, Mr. Sawyer may elect to voluntarily terminate his employment in which Mr. Sawyer will be entitled to (a) continued payments of base salary for  the greater of (x) Mr. Sawyer’s base salary, pro-rated monthly, multiplied by the number of months remaining to the expiration of the employment agreement or (y) twelve (12) months base salary, or (iii) if Mr. Sawyer has executed a new employment agreement to replace or succeed the current agreement, Mr. Sawyer will be entitled to elect to be governed by the terms of the severance benefits under the new agreement.

Donald F. Schenkel

During 2009, Mr. Schenkel was employed by the Company under a written Employment Agreement, last amended in July 2008. On December 15, 2009, however, Mr. Schenkel and the Company executed an Agreement and Mutual Release, terminating Mr. Schenkel’s employment and all prospective obligations under Mr. Schenkel’s employment agreements, effective December 31, 2009. As provided for under the Agreement and Mutual Release, Mr. Schenkel also resigned as Chairman, effective the same date.

Mr. Schenkel received 2009 salary of $257,500, as well as approximately $4,400 in perquisites, as described in the following tables, but will receive no further salary or payment as an employee from and after January 1, 2010.  The Company also recognized an additional expense during 2009, in the amount of $490,690, which represented the required additional accrual to the Company’s future liability under Mr. Schenkel’s SERP, which will pay him $156,750 annually during his retirement.  Such amount was not paid to Mr. Schenkel, as such, although it is reflected in Column (h) in the following Summary Compensation Table, opposite Mr. Schenkel’s name, as “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and also included in the “Total” compensation column (j).

In addition, as required because of the early termination of Mr. Schenkel’s multi-year Employment Agreement, the Company paid Mr. Schenkel a one-time payment of $289,050, which payment is reflected as part of “All Other Compensation” in both Columns (i) and (j) of the Summary Compensation Table and in the “All Other Compensation” Table immediately following the Summary Compensation Table.

Retention Agreement

Wendell L. Bontrager

Wendell Bontrager was named Chief Lending Officer of Tower Bank & Trust Company on May 5, 2008 and made Executive Vice President of Tower Bank in November of 2009.  Mr. Bontrager’s current annual salary is $135,000, subject to annual review by the Compensation Committee and approval by the Board. In addition, Mr. Bontrager is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed return on equity, asset quality and deposit goals in accordance with the Tower Bank 2010 Profit Sharing Plan, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation” and the 2006 Equity Incentive Plan described in further detail in the section titled preceding “Equity Incentive Compensation.”  Mr. Bontrager’s employment is not currently governed by an employment agreement.  Mr. Bontrager is however, party to a Retention Agreement entered in to on October 27, 2009 which offers him, in the event of a change of control, and if Mr. Bontrager’s salary is reduced by one percent or more or if he is asked to relocate more than 75 miles from Tower’s current headquarters, a severance payment of 12 months of his then current base salary and 6 months of COBRA payments payable in a lump sum as governed by Section 409A of the Internal Revenue Code and the guidance and regulations thereunder for such payments.   In exchange, Mr. Bontrager agrees for a period of twelve (12) months after his termination date, not to solicit or do business with a customer of Tower or not to solicit or hire away any employees of Tower.   This agreement not to solicit for a period of twelve months remains enforceable even if Mr. Bontrager leaves for reasons other than a change in control through October 27, 2014.

Impact of Accounting and Tax Considerations on the Form of Compensation

We take into account and evaluate the various accounting and tax implications of the compensation and benefit programs we utilize in compensating our executives.

In particular, our intent is that the forms of compensation we pay to our executives will be tax deductible, unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or as otherwise not be in our best interest. At this time we believe that all of the compensation we have paid to our Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid by a publicly-traded corporation to its Chief Executive Officer and four other highest paid executives for amounts in excess of $1 million, unless any such excess constitutes “qualified performance-based compensation.”  We believe that salaries of all of our Named Executive Officers are tax deductible because they are all less than $1 million in aggregate, in any event, our incentive plans have been approved by shareholders, and awards under these plans are designed to qualify as “performance-based” compensation. We reserve the right to provide compensation which is not tax deductible, however, if we believe that the benefits of doing so outweigh the loss of the tax deduction.

In addition, we consider the impact of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 – Compensation – Stock Compensation, on Tower’s use of equity incentives, if any.

Amounts deferred under our non-qualified deferred compensation program after December 31, 2004, are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a twenty percent penalty and an interest penalty. We currently operate our plans in good faith compliance with Section 409A’s requirements, as permitted by the regulations issued by the Internal Revenue Service.

We have no change in control agreements with any of our executive officers that would currently trigger the application of Sections 280G and 4999 of the Internal Revenue Code, which impose excise taxes on an executive which receives any “excess parachute payments” in connection with a change in control contract.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the compensation awarded to, earned by or paid to each of the Named Executive Officers for our fiscal year ended December 31, 2009.

Messrs. Schenkel, Shearer, and Bontrager did not receive any payments that would be required to be characterized as a "Bonus" payment for our fiscal year ended December 31, 2009.  However, Mr. Cahill did receive a special award of $25,000, as the Committee believed this one time bonus award was an appropriate way of recognizing the extraordinary devotion and effort displayed in guiding the Company through a difficult 2009 and was not intended as an expression of the monetary value of the contributions he has made.  Mr. Sawyer received a “Bonus” payment of $5,400 as compensation for executing his contract renewal under less favorable conditions than the previous contract.  Additionally, Mr. Sawyer also volunteered to forgo any potential salary increase for calendar year 2010. The short-term cash incentive amounts paid to our Named Executive Officers and earned during 2009 pursuant to our Officers Incentive Plan described in this CD & A are set forth in the "Non-Equity Incentive Plan Compensation" column.

Name and Principal Position	Year	Salary	Bonus1	Stock Awards	Option Awards2	Non-Equity Incentive Plan Compensa-tion3	Change in Pension Value and Non-qualified Deferred Compensation Earnings4	All Other Compen-sation5	Total ($)
		($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Donald F. Schenkel,	2009	$257,500	-	-	-	-	$490,470	$293,453	$1,041,423
Chairman	2008	$305,962	-	-	-	-	$276,864	$20,100	$602,926
	2007	$325,000	-	-	-	-	$235,397	$32,447	$592,844

Michael D. Cahill,	2009	$180,000	$25,000	-	-	-	-	$6,652	$211,652
CEO & President	2008	$180,000	-	-	-	$18,875	-	$10,579	$209,454
	2007	$180,000	-	-	-	-	-	$7,880	$187,880

Richard R. Sawyer,	2009	$135,000	$5,400	-	-	-	-	$1,739	$142,139
CFO	2008	$130,577	-	$20,000	-	$17,115	-	$4,412	$172,104
	2007	$103,990	$13,500	-	-	-	-	$3,090	$120,580

Gary D. Shearer,	2009	$150,000	-	-	-	$11,264	-	$4,728	$165,992
CEO	2008	$149,620	$13,500	$20,000	-	-	-	$17,317	$200,437
Tower Trust Co.	2007	$144,481	-	-	-	$73,699	-	$15,834	$234,014

Wendell Bontrager,	2009	$135,000	-	$9,870	-	-	-	$11,264	$156,134
CLO	2008	$129,087	-	$15,000	-	$16,920	-	$12,010	$173,017
	2007	$117,692	$13,500	-	-	-	-	$16,084	$147,276

________________________

1 Messrs. Sawyer and Bontrager, each received a discretionary cash bonus for their extraordinary efforts in working through some of the Bank’s problem loans during 2007, and , in Mr. Sawyer’s case, in recognition of his promotion mid-year to Chief Financial Officer.  The short-term cash incentive amounts paid to our Named Executive Officers and earned during 2007 pursuant to our Officers Incentive Plan described in the CD&A are set forth in the “Non-Equity Incentive Plan Compensation” column.
2 Amounts shown represent the value of restricted stock grants based on the market price at the date of the grant.  On May 12, 2008, Mr. Sawer and Mr. Shearer were each awarded 2,000 restricted shares, and Mr. Bontrager was awarded 1,500 restricted shares, all which vest rateably over a four year period.  The market price on May 12, 2008 was $10.00 per share.  On January 2, 2009, Mr. Bontrager was awarded 1,500 restricted shares that vest every six months over a three year period.  The market price on January 2, 2009 was $6.58 per share.
  3Amounts reflect the awards earned in fiscal years end December 31, 2008 and December 31, 2009, in connection with Tower Financial Corporation’s Performance Based Cash Incentive Compensation Plan for the performance periods ending December 31, 2008 and December 31, 2009.  These amounts were paid in February 2009 and February 2010, respectively.
4Amounts represent the expense recognized for financial statement reporting purposes for fiscal years end December 31, 2007, 2008, and 2009 in connection with the accrual for the SERP liability to Mr. Schenkel.  Details regarding this plan are described in the CD&A and Pension Benefits Table. These amounts do not represent cash payments to Mr. Schenkel, only the expense recorded to accrue the appropriate liability to pay him per the terms of his SERP agreement upon his retirement.
5 Amounts represent an aggregate of all other compensation as detailed in table titled “All Other Compensation”.

All Other Compensation

	Perquisites					All Other Compensation
Name	Personal Use Company Automobile	Contract Payment	Club Dues1	Company Paid Parking	Company Paid Life Insurance2	Company Paid 401(k) Match	Club Dues Gross Up	Deferred Compensation Earnings	Total

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Donald F. Schenkel, Chairman	$1,038	$289,050	-	$600	$823	$1,942	-	-	$293,453

Michael D. Cahill, CEO & President	$1,779	-	-	$600	$936	$1,315	-	$2,022	$6,652

Richard R. Sawyer, CFO	-	-	-	-	$753	$986	-	-	$1,739

Gary D. Shearer, CEO Tower Trust Co.	-	-	-	-	$834	$1,096	-	$2,798	$4,728

Wendell Bontrager, CLO	-	-	$6,383	-	$751	$986	$3,144	$321	$11,264

_____________________
1A formal policy of recognizing two-thirds of the cost of social club dues as the business portion of such facility use was adopted in the 4th Quarter of 2006.
2These amounts represent premiums paid for life insurance at one times the NEO’s annual base salary to a maximum benefit of $150,000. This benefit reduces to 30% of base salary once the participant reaches age 65.  For 2010, this benefit was reduced to a maximum benefit of $100,000.

Outstanding Equity Awards at Fiscal Year-End 2009:
The following table sets forth the Named Executive Officers' outstanding equity awards as of the end of 2009.  The Committee made grants of 13,500 total shares of restricted stock to ten employees on May 12, 2008.  On January 2, 2009, the Committee made grants of 6,000 total shares of restricted stock to four employees.  No other grants were made in 2009.  The Committee is bound under the terms of our 2006 Equity Incentive Plan to issue no stock options with a grant date earlier than the actual date of the award, and the Committee has affirmed its awareness of and commitment to that obligation.  We have also verified that no stock options were granted under either our 1998 or 2001 Stock Option Plans with a grant date earlier than the actual date of each award under those Plans.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date1	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable	(#	)	($)		(#	)	($)		(#	)	($)

(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)		(i)		(j)
Michael D Cahill,	7,000	-	-		$14.00	6/21/2014	-		-		-		-
CEO &	5,000	-	-		$13.76	11/15/2014	-		-		-		-
President.	675	-	-		$16.13	11/1/2015	-		-		-		-
	6,825	-	-		$16.13	11/1/2015	-		-		-		-

Richard R. Sawyer, CFO	-	-	-		-	-	1,500	3	$10,875	4	-		-

Gary D. Shearer,	10,000	-	-		$9.00	9/15/2009	-		-		-		-
CEO	2,500	-	-		$10.35	8/27/2011	-		-		-		-
Tower Trust Co.	2,500	-	-		$13.55	2/12/2012	-		-		-		-
	3,000	-	-		$13.35	1/30/2013	-		-		-		-
	2,000	-	-		$16.13	11/1/2015	-		-		-		-
							1,500	3	$10,875	4	-		-

Wendell Bontrager,	2,500	-	-		$10.35	8/28/2011	-		-		-		-
CLO	1,000	-	-		$13.55	2/13/2012	-		-		-		-
	1,500	-	-		$13.35	1/30/2013	-		-		-		-
	2.000	-	-		$13.38	6/20/2013	-		-		-		-
	1,000	-	-		$14.79	2/02/2015	-		-		-		-
	2,000	-	-		$16.13	11/01/2015	-		-		-		-
	-	-	-		-	-	1,125	5	$8,156	4
	-	-	-		-	-	1,000	6	$7,250	4	-		-

______________________________
1 Expiration date is 10 years from Grant Date.
3 500 shares vest on May 12, 2010, 500 shares vest on May 12, 2011, and 500 shares vest on May 12, 2012.
4 Based on market price of $7.25 per share on March 10, 2010
5 375 shares vest on May 12, 2010, 375 shares vest on May 12, 2011, and 375 shares vest on May 12, 2012.
6 250 shares vest on June 2, 2010, 250 shares vest on January 2, 2011, 250 shares vest on June 2, 2011, 250 shares vest on January 2, 2012.

Potential Payments Upon Termination or Change in Control

We have no change-in-control agreements as such with any of our Named Executive Officers except for a limited one for Mr. Bontrager. We have employment agreements with Messrs. Cahill, Shearer and Sawyer that have limited change-in-control payment requirements under certain circumstances. And there is a change-in-control provision in our former Chairman’s SERP that would require that the amount of the declining SERP liability be paid to him in a lump sum upon a change-in-control. There are also certain severance payout requirements, of limited applicability, with certain of our Named Executive Officers in the event that their employment is terminated. These are summarized in the Compensation Discussion & Analysis in the descriptions of the applicable employment agreements, and are further quantified and explained in the following table.

The discussion and tables below reflect the amount of compensation to each of the Named Executive Officers of the Company in the event of termination of such Named Executive Officer’s employment. The amounts shown assume a termination date of December 31, 2009. Such amounts are estimates. Amounts do not include compensation and benefits available to all of the Company’s general employees.

Each officer’s receipt of these payments and benefits is conditioned on his agreement not to solicit clients or employees, and not to compete with the Company, for a period of at least twelve (12) months following the Termination Date, or a longer period of time as determined by specific employment agreements. Competition includes holding more than 2% interest in a competing business, and directly or indirectly owning, managing, operating, joining, or being employed by a competing business or as specifically described in each officer’s employment agreements.

Executive Compensation and Benefits Payable Upon Termination	Voluntary Termination	Without Cause	For Cause	Change-in-Control	Death	Disability	Retirement
Michael D. Cahill, CEO & President
Base Salary	Paid to DOT(6)	$200,000	Paid to DOT	$200,000	Paid to DOT	Paid to DOT	NA
Short-Term Incentive(1)	$0	$0	$0(5)	$0	$0	$0	NA
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options							NA
Deferred Compensation(2)							NA
Medical Insurance	NA	12 months	NA	12 months	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

Richard R. Sawyer, CFO
Base Salary	Paid to DOT	$270,000	Paid to DOT	$270,000	Paid to DOT	Paid to DOT	NA
Short-Term Incentive(1)	$0	$0	-	$0	$0	$0	NA
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	NA	NA	NA	NA	NA	NA	NA
Deferred Compensation(2)	-	-	-	-	-	-	-
Medical Insurance	NA	NA	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

Gary D. Shearer, CEO Tower Trust Co.
Base Salary	Paid to DOT	$306,000	$306,000	$306,000	$12,750	$12,750	NA
Short-Term Incentive(1)	$11,264	$11, 264	$11,264(5)	$65,462	-	-	NA
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options							NA
Deferred Compensation(2)							NA
Medical Insurance	NA	NA	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

Wendell L. Bontrager, CLO Tower Bank & Trust Co.
Base Salary	Paid to DOT	Paid to DOT	Paid to DOT	$135,000	Paid to DOT	Paid to DOT	NA
Short-Term Incentive(1)	-	-	-	-	-	-	NA
Value of Unvested Restricted Stock
Intrinsic Value of Unvested Stock Options							NA
Deferred Compensation(2)							NA
Medical Insurance	NA	NA	NA	6 months	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

(1)	Reflects calculations based on assumption of individual’s employment with Company as of 12/31/09 and based on Company’s attainment of targeted net income levels..
(2)	Reflects vested amounts as of 12/31/09.
(3)	As of 12/31/08, the 280G Tax Gross-up calculation does not apply.
(4)	As of 12/31/08, the dollar value is based on the age of 66 and receiving 45% of the SERP benefit. This is a yearly benefit.
(5)	If bonus was earned as of the date of 12/31/09.
(6)
If there is non-extension of the employment agreement or a new agreement could not be reached, Mr. Cahill would be entitled to a “Post-Employment Payment” equal to 9 months base salary plus 12 months COBRA coverage.

Payments Made Upon Termination for Cause

If the Company terminates an officer’s employment for “Cause”, as that term is defined in each officer’s employment agreement, then the Company will pay the officer accrued compensation and benefits. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In the table above, we assume that all accrued compensation and benefits have been paid as of the date of termination (12/31/09); therefore, no additional compensation is provided to the officer, unless otherwise mentioned in the specified employment agreement.

Payments Made Upon Voluntary Termination by the Employee

If the officer voluntarily terminates employment, then we will pay the officer accrued compensation and benefits to the date of termination. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In the table above, we assume that all accrued compensation and benefits have been paid as of the date of termination (12/31/09); therefore, no additional compensation is provided to the officer. “Voluntary” Termination by the employee is defined in each officer’s employment agreement.

Payments Made Upon Termination Without Cause (not associated with a Change in Control)

If we terminate an officer’s employment “Without Cause”, then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In addition, we will generally pay additional compensation based on each officer’s employment agreement, if required to do so. Payments to the officer are considered severance pay in consideration of the officer’s past service. The severance payment constitutes our entire obligation to the officer. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, which we assume, for illustration only, to be December 31, 2009. Any additional compensation or severance will be paid in accordance with the employment agreement. “Without Cause” is defined in the employment agreement and it generally means that at our option, the contract has not been renewed or determined for good reason to separate employment with the officer.

Payments Made Upon a Change in Control

If we terminate an officer’s employment due to a “Change in Control”, then the Company will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In addition, we will generally pay additional compensation based on each officer’s employment agreement. Payments to the officer, if any, are considered severance pay in consideration of the officer’s past service. The severance payment constitutes our entire obligation to the officer. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed for illustration only, to be December 31, 2009. Any additional compensation or severance will be paid in accordance with the employment agreement. “Change in Control” is defined in each officer’s employment agreement; it generally means a reorganization, merger, consolidation, liquidation or dissolution of the company, or other form of corporate transaction or series of transactions.

Payments Made Upon Death

If the officer’s employment terminates due to death, then we will pay the officer’s estate all his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2009. Therefore, no additional compensation is provided to the officer, unless otherwise stated in their employment agreement.

Payments Made Upon Disability

If we terminate an officer’s employment due to “Disability”, then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2009. Therefore, no additional compensation is provided to the officer. “Disability” is defined in each officer’s employment agreement and it generally means a physical or mental impairment that entitles the officer to receive benefits under the Company’s long-term disability plan because he or she has been unable, in spite of reasonable accommodation, to perform the essential functions required of his or her position.

Payments Made Upon Retirement

If we terminate an officer’s employment due to “Retirement”, then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2009. Therefore, no additional compensation is provided to the officer, unless specifically stated in the officer’s employment agreement.  “Retirement” is defined in either the officer’s employment agreement or as defined as voluntary termination of employment by the officer who has reached Social Security Retirement age.

Option Exercises and Stock Vested

	Option Awards*1		Stock Awards*2
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Michael D. Cahill, CEO & President	-	-	-	-
Richard R. Sawyer, CFO	-	-	-	-
Gary D. Shearer, CEO Tower Trust Co.	-	-	-	-
Wendell Bontrager, CLO	-	-	-	-

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Donald F. Schenkel, Former Chairman	Supplemental Executive Retirement Plan (SERP)3	-	$1,631,331	-

Michael D. Cahill, CEO & President.	-	-	-	-

Richard R. Sawyer, CFO	-	-	-	-

Gary D. Shearer, CEO Tower Trust Co.	-	-	-	-

Wendell Bontrager, CLO	-	-	-	-

________________________
1 Messrs. Cahill, Sawyer, Shearer, and Bontrager did not exercise any stock options during the fiscal year ended December 31, 2009.
2 No stock awards vested for any of the named executive officers during the fiscal year ended December 31, 2009.
3 The SERP Plan has been in place for 6 years.  Mr. Schenkel is currently the only participant.  Additional information regarding the SERP is provided in the section titled “Retirement and Other Benefits” within the CD & A.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY 1 ($)	Aggregate Earnings in Last FY 2 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

(a)	(b)	(c)	(d)	(e)	(f)
Donald F. Schenkel, Chairman3	-	-	-	-	-

Michael D. Cahill, CEO & President	-	-	$2,022	-	$37,770

Richard R. Sawyer, CFO	-	-	-	-	-

Gary D. Shearer, CEO, Tower Trust Co.	-	-	$2,798	-	$56,179

Wendell Bontrager, CLO	-	-	$321	-	$4,847

______________________
1 Amounts represent awards granted by the Committee pursuant to the Deferred Compensation Plan, which is described in further detail in the section entitled “Deferred Compensation” within the Compensation Discussion and Analysis.
2 Amounts represent interest earned during 2009 on the aggregate amount held for each Named Executive Officer.  The rate of interest is the average five-year treasury rate for the last full week of the year prior per the Wall Street Journal.  Thus, in 2009, this interest rate was based on the average five-year treasury rate from the Wall Street Journal for the week ended December 30, 2008, which was 4.65%.

Director Compensation

For the fiscal year ended December 31, 2009, we paid members of the TOFC Board of Directors a $2,500 cash annual retainer as well as $500 for each Board meeting attended.  We also paid members of the Tower Bank Board of Directors and Tower Trust Company’s Board of Directors each a $2,500 cash annual retainer as well as $400 for each Board meeting attended.  A person serving on more than one Board of Directors is paid a retainer for each Board.  The non-employee chairmen of the TOFC Board of Directors and the Tower Trust Board of Directors are paid an additional retainer of $1,000 annually beginning in 2010.

In regard to committees, we paid the chair of the Audit Committee, Mr. Niezer, an annual retainer of $1,250, we paid the chair of the Compensation Committee, Mr. Gouloff, an annual retainer of $1,000 and we paid the chair of the Corporate Governance Committee, Ms. Walters, an annual retainer of $750. A retainer was also received by each of the Compensation Committee members in the amount of $750. Additionally, each member of the TOFC Board of Directors who served on a committee of either TOFC or of Tower Bank or of Tower Trust Company, received $400 for each committee meeting attended.  The following chart illustrates those serving on each Board of Directors and Committees.

	TOFC				Tower Bank		Tower Trust
Directors	Board Member	Comp Com	Audit Com	Corp Gov Com	Board Member	L&I Com	Board Member

Keith E. Busse	X		X		X
Kathyrn D. Callen	X		X	X			X
Scott A. Glaze	X				X	X
Michael S. Gouloff	X	X (1)			X	X
Jermone F. Henry, Jr.	X		X		X	X
Debra A. Niezer	X	X					X
Willliam G. Niezer	X		X (1)		X
Joseph D. Ruffolo	X	X			X	X
Charles J. Surack	X				X	X
Robert N. Taylor	X	X (1)		X	X
John V. Tippmann, Sr.	X
Irene A. Walters	X			X (1)	X

(1)
Messrs. Gouloff and Niezer and Ms. Walters chaired the designated committees during 2009.   Mr. Gouloff, however, resigned from the Board and all committees effective December 11, 2009 and was replaced by as a Committee member by Robert N. Taylor and as Chairman by Joseph D. Ruffolo.

The compensation program for our non-employee directors is reviewed annually by the Committee to ensure that the program remains competitive. In 2005, the Committee employed Clark Consulting to review our Board of Directors compensation program. The Clark Consulting report indicated that Board and committee members were being compensated at the 25th percentile or below, and, based on that review, the Committee agreed to increase the Board and committee compensation up to the 50th percentile over a three-year period, commencing in 2005.  The Committee has contracted with Amalfi Consulting to once again review our Board of Directors compensation program for 2008.

We have a Director Deferred Compensation Plan, which enables directors to defer any portion of their current compensation. We have not included any non-qualified deferred compensation earnings on directors’ deferred fees because we do not pay above-market interest on these deferred amounts.

The following table provides information concerning the compensation of our directors for the year ended December 31, 2009.

Directors Compensation Table

Name	Fees Earned Or Paid in Cash	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.(1)	Total
	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Keith E. Busse	14,200						14,200
Kathryn D. Callen*	13,500				1,163		14,663
Scott Glaze	14,000						14,000
Michael S. Gouloff* +	20,200				1,709		21,909
Jerome F. Henry, Jr.*	19,200				1,404		20,604
Debra A. Niezer*	13,150				1,369		14,159
William G. Niezer*	16,750				1,329		20,673
Joseph D. Ruffolo*	20,050				1,708		18,079
Charles Surack	14,150						14,150
Robert N. Taylor	11,000						11,000
John V. Tippmann, Sr.*	4,400				637		5,037
Irene A. Walters*	14,350				1,253		15,603

* Indicates that the Director has elected to defer stated amounts pursuant to the Director Deferred Compensation Plan.
+ Michael S. Gouloff resigned from the Tower Financial Corporation board of directors on December 11, 2009.

PROPOSAL 2

RATIFICATION OF OUTSIDE ACCOUNTANTS

The Audit Committee has selected Crowe Horwath, LLP (“Crowe”), independent registered public accountants, as our auditors for the year ending December 31, 2010. Although the law does not require shareholder approval of the selection of Crowe, our Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If our shareholders at the 2010 Annual Meeting do not approve this proposal, our Audit Committee will revisit their selection of Crowe for the coming year’s audit work.

Representatives of Crowe are expected to be present at the 2010 Annual Meeting and will be given an opportunity to make a statement if they desire. Representatives will respond to appropriate questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF CROWE HORWATH, LLP, AS OUTSIDE ACCOUNTANTS.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight regarding the integrity of Tower Financial Corporation’s financial and accounting functions and systems of internal controls. Management has the primary responsibility for our accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of our consolidated financial statements. Crowe Horwath LLP, our independent auditor, is responsible for performing an independent audit of our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, as well as  issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of our internal control over financial reporting. The Audit Committee oversees our financial reporting process on behalf of the Board, reviews our financial disclosures, and meets privately, outside the presence of management, with our independent auditors to discuss our internal accounting control policies and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Crowe Horwath,  LLP, and recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited consolidated financial statements in our 2009 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission, as well as the quarterly financial statements included in the Company’s Forms 10-Q during 2009, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with the Company’s independent auditors, Crowe Horwath LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T, the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received and reviewed the written disclosures and the letter from Crowe required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors their independence.

The Audit Committee has also considered whether the provision of services by Crowe not related to the audit of the financial statements referred to above is compatible with maintaining Crowe’s independence.

The Audit Committee also selects and appoints our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews and approves the independent auditors’ fees. In that regard, the Audit Committee approved the selection and engaged the services of Crowe Horwath LLP as our independent auditors for the Company’s fiscal year ending December 31, 2010.

William G. Niezer, Chair
Keith E. Busse (Financial expert)
Kathryn D. Callen
Jerome F. Henry, Jr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

Auditors’ Services and Fees

The Company incurred the following fees for services performed by Crowe in fiscal years 2009 and 2008.

Audit Fees: Fees for professional services provided in connection with the audit of our annual consolidated financial statements and for the review of financial statements included in our Forms 10-Q, as well as internal control over financial reporting and services concerning SEC filings, were $148,300 for fiscal year 2009 and $136,350 for fiscal year 2008.

Audit-Related Fees: Fees for professional services the audit related to section 404 of the Sarbanes-Oxley Act and for the 401(k) plan audit were $36,500 for fiscal year 2009 and $18,000 for fiscal year 2008, which was for the 401(k) audit only.

Tax Fees: Fees for services rendered for tax compliance, tax advice and tax planning, including assistance in the preparation and filing of tax returns, were $33,450 for fiscal year 2009 and $53,950 for fiscal year 2008.

All Other Fees: Fees for all other permissible services that do not fall within the above categories, including compliance consulting, certification requirement consulting, and tax services for trust customers were $74,545 for fiscal year 2009 and $75,905 for fiscal year 2008.

Pre-Approval Policy: The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independence of the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Audit Committee. The Audit Committee has also delegated pre-approval authority to the Chair of the Audit Committee, who must then report any such pre-approval decisions made by him to the Audit Committee at its next meeting.

The aggregate amount of all non-audit services constituted approximately 37% of the total amount of fees paid by the Company to Crowe for fiscal year 2009 and 46% for fiscal 2008.

RELATED PERSONS TRANSACTIONS

Related persons transactions are subject to our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons. A copy of this policy is available on our website at www.towerbank.net.

The policy applies to any “Transaction With a Related Person.” Under our policy, a “Related Person” is a person who is, or at any time since the beginning of our last fiscal year was a director or executive officer, a nominee to become a director, a shareholder who beneficially owns 5% or more of our common stock, an “Immediate Family Member” (that is, a spouse, child, parent, sibling, or an in-law) of any of the foregoing persons, as well as any entity which is owned or controlled by any of such persons (or of which such person is a general partner or a 5% or greater beneficial owner) or any other person identified by our Audit Committee or our Board as a “Related Person” for purposes of this policy. Once a person has been identified as “Related Person” and if Tower Financial Corporation or any subsidiary is a participant, then if the aggregate amount involved in the transaction exceeds $120,000 and the “Related Person” has a direct or indirect interest (other than simply as a result of being a director or less than a 10% beneficial owner of the entity involved) the transaction must be considered, approved or ratified by the Audit Committee.

We have established the threshold transactional amount at $120,000, which triggers the review. Employment of a Related Person in the ordinary course of business, consistent with our policies and practices with respect to the employment of non-Related Persons in similar positions (so long as the Related Person is not an executive officer required to be reported as a Named Executive Officer in our annual proxy statement) is not subject to the policy. Transactions involving competitive bids or transactions involving services as a bank depository, transfer agent, registrar, or trustee are considered pre-approved for purposes of our policy.

All other transactions subject to our policy must be approved in advance by the Audit Committee, unless our Chief Executive Officer or Chief Financial Officer determines that it is impractical to wait until an Audit Committee meeting. In such event, the disinterested Chair of the Audit Committee may review and approve the proposed Related Person transaction but shall then promptly report any such approval to the full Audit Committee. All material facts respecting the Related Person transaction must be disclosed to the Audit Committee. In the event that we become aware of a Related Person transaction that has not been approved prior to its consummation, the matter must then still be reviewed by the Audit Committee, which will then review all relevant facts and circumstances, shall evaluate all available options (including ratification, revision or termination of the transaction), and shall take such course of action as it deems appropriate.

In reviewing any Related Person transaction, the Audit Committee must consider the proposed benefits to the Company, the availability of other sources of comparable products or services, an assessment of whether the proposed transaction is at least on terms comparable to the terms available to an unrelated third party or to employees generally, and must then determine that the transaction is fair and reasonable to the Company.

Banking Transactions

Directors and officers of the Company and the Bank and the companies with which they are associated, including members of the Compensation Committee, have banking and other transactions with the Company and the Bank in the ordinary course of business. Any loans and commitments to lend to such affiliated persons or entities are made at arm’s-length in accordance with applicable lending and credit practices, in accordance with all applicable laws and regulations, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness and may not involve more than normal risk or present other unfavorable features to the Company and the Bank. Management believes that all transactions between the Company or the Bank on one hand, and any officer, director, principal shareholder, or other affiliate of the Company or the Bank on the other hand, are on terms no less favorable to the Company or the Bank than could be obtained on an arm’s-length basis from unaffiliated third parties. All loan transactions, presently in effect with any director or executive officer are current as of this date and are in compliance with Regulation O. As of December 31, 2009, the Bank had outstanding loans to the directors and executive officers of the Company and the Bank totaling $23,232,170 and an aggregate amount under commitment, including these outstanding loans, totaling $27,148,872.

Lease of Headquarters Building

We lease our headquarters facility from Tippmann Properties, Inc., agent for director John V. Tippmann, Sr. Our headquarters facility is a historic landmark building known as the Lincoln Tower, and the “Tower” in our corporate name is derived from our occupancy of this building. Indeed, the building’s profile constitutes one of our trademarks. As such, the facility is a one-of-a-kind facility. The original lease was a 10-year lease which commenced in January 1999, with annual rental payments at that time of $9.75 per square foot. Subsequent addenda to the lease have been signed as we expanded our staff and needed additional space. There have been approximately six additional addenda, each coinciding with the occupancy of additional space. In 2001, the original lease was extended to 15 years, with one renewal option of 10 years at the then prevailing market rate. In 2007, one amendment was executed to add 2,400 square feet to the leased premises, and as of December 31, 2008, we leased a total of 51,657 square feet from Tippmann Properties, Inc., at a composite current rental rate of $14.75 per square foot. During 2009, we paid Tippmann Properties, Inc. approximately $767,290 in rent and various building expenses. Effective January 1, 2010, the lease was renegotiated to give back 2,400 square feet of lease space and reduce the rent on 20,106 square feet from $14.75 per foot to $13.50 per foot.  The lease term was also extended by five years on 41,791 square feet and now expires on December 31, 2018.  The renegotiated lease will reduce rent in 2010 through 2013 by $60,533 annually. Each lease transaction was reviewed by the Audit Committee, after securing prevailing rate information for downtown buildings of comparable quality from unrelated outside professional real estate sources, and we believe that this lease is on terms no less favorable than could be obtained from unaffiliated third parties.

Other Transactions

The law firm of Barrett & McNagny LLP, of which Robert S. Walters is a partner, performs legal services for the Company. Mr. Walters is the spouse of Irene A. Walters, one of our directors. The engagement of the Barrett & McNagny law firm was approved by the full Board, including all members of the Audit Committee. During 2009, we paid approximately $111,068 in legal fees and related expenses to this law firm.

In connection with the design of our new branch facility located at Dupont and Lima Road in Fort Wayne, Indiana, we have contracted to pay the architectural firm of Schenkel & Shultz LLC a total of $58,980 for architectural and construction management services. Michael S. Gouloff, a principal owner of Schenkel & Shultz LLC is was a director until his resignation from the board on December 11, 2009. This transaction was reviewed by our Audit Committee, which, after due consideration, found the transaction to be fair and reasonable to the Company and on terms no less favorable than could be obtained from unaffiliated third parties. During 2009, we paid approximately $52,576 in service fees and related expenses to this firm.

SHAREHOLDERS’ PROPOSALS FOR 2011 ANNUAL MEETING

In order to be considered at the 2011 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in Section 1.4 and Section 1.5 of the Company’s By-laws, a copy of which is available upon request, as well as the procedures described in Rule 14a-8 under the Securities Exchange Act of 1934. A proposal submitted by a shareholder for the 2011 Annual Meeting of Shareholders must be sent to the Secretary of the Company, 116 East Berry Street, Fort Wayne, Indiana, 46802, and received by November 15, 2010 in order to be eligible to be included in the Company’s Proxy Statement for the meeting.

Our By-laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before a shareholders’ meeting. With respect to annual meetings, the By-Laws provide that a shareholder of record entitled to vote at such meetings may nominate one or more persons for election as director or directors or may properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. In the event the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

OTHER MATTERS

The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.